Exhibit 10.01

U.S.$200,000,000

CREDIT AGREEMENT

dated as of

December 10, 2015

among

GRAÑA Y MONTERO S.A.A.,

as Borrower

the LENDERS referred to herein

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC

as Lead Arranger

i

List of Schedules

Schedule 1.1-I	Lenders and Commitments
Schedule 1.1-II	Existing Liens
Schedule 1.1-III	Existing Shareholder Loans
Schedule 3.1(c)	Subsidiaries of the Borrower
Schedule 3.4(d)	Existing Indebtedness
Schedule 3.6(a)	Permits
Schedule 6.1(b)	Existing Liens of Concar
Schedule 6.6(c)	Existing Indebtedness of Concar
Schedule 6.8(a)	Existing Investments

List of Exhibits

Exhibit A	—	Form of Assignment and Acceptance Agreement
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Peruvian Account Pledge Agreement
Exhibit D	—	Form of Peruvian Mortgage Agreement
Exhibit E-I	—	Form of Almonte Peruvian Share Pledge Agreement
Exhibit E-II	—	Form of GyM and Concar Peruvian Share Pledge Agreement
Exhibit F	—	Form of Process Agent Acceptance
Exhibit G	—	Form of Promissory Note
Exhibit H	—	Form of Reserve Account Control Agreement
Exhibit I	—	Form of Reserve Account Security Agreement
Exhibit J	—	Form of Officer’s Certificate
Exhibit K	—	Form of Opinion of Payet, Rey, Cauvi, Pérez Abogados
Exhibit L	—	Form of Opinion of Clifford Chance US LLP
Exhibit M	—	Form of Certificate of Financial Officer

v

INDEX OF DEFINED TERMS

Term	Page
Administrative Agent	1
Administrative Agent’s Account	1
Administrative Questionnaire	1
Affiliate	1
Agreement	1
Almonte	2
Almonte Sale Proceeds	2
Anti-Corruption Laws	2
Anti-Money Laundering Laws	2
Applicable Law	2
Applicable Margin	2
Applicable Percentage	2
Approved Fund	2
Assignment and Acceptance Agreement	3
Availability Period	3
Base Equity Contribution	1
Base Rate	3
Board	3
Borrower	1
Borrowing	3
Borrowing Date	3
Borrowing Request	4
Bridge Loan Letter of Credit	4
Bridge Loan”	4
Business Day	4
Capital Lease Obligations	4
Capital Stock	4
Cash Equivalents	4
Change in Control	6
Change in Law	6
Closing Date	53
Code	6
Collateral	6
Collection Account	7
Commitment	7
Commitment Fee	33
Concar	7
Concessionaire	1
Concessionaire Disposition Proceeds	7
Connection Income Taxes	8
Consolidated	8
Consolidated EBITDA	8
Consolidated EBITDA to Consolidated Interest Expense Ratio	8

Consolidated Interest Expense	8
Consolidated Leverage Ratio	8
Consolidated Total Indebtedness	8
Contest	9
Contested	9
Contingent Equity Letter of Credit	9
Control	9
Controlled	9
Controlling	9
Debt Service Amount	9
Debt Service Coverage Ratio	9
Default	9
Defaulting Lender	9
Dispose	10
Disposed of	10
Disposition	10
Dollar Equivalent	10
Dollars	10
Entitled Person	91
Environmental Laws	10
Environmental Permits	10
Equity Contribution Shareholders’ Meeting	10
Equity Rights	11
Events of Default	74
Excluded Dispositions	11
Excluded Taxes	11
Executive Order	11
Fair Market Value	11
FATCA	11
FCPA	11
Fee Letter	12
Financial Officer	12
Financing Documents	12
Fitch	12
Gasoducto Sur Peruano Concession Agreement	12
Gasoducto Sur Peruano Pipeline Financing	12
Governmental Authority	12
Guarantee	12
GyM	13
GyM Ferrovias	13
Hazardous Materials	13
Hedging Agreement	13
IFRS	13
Incur	13
Indebtedness	14
Indemnified Taxes	14

Indemnitee	84
Initial Equity Contribution	14
Interest Payment Date	14
Interest Period	14
Investment	15
Judgment Currency	90
Lead Arranger	15
Lender	1
Lender Insolvency Event	15
Lenders	1
Lending Office	15
Letters of Credit	15
LIBO Rate	16
Lien	16
Lima Metro	16
Line of Business	16
Loan	16
Master Agreement	13
Material Adverse Effect	16
Maturity Date	16
Moody’s	17
Negotiation Period	35
Net Asset Sale Proceeds	17
Net Debt Incurrence Proceeds	17
Non-Controlled Subsidiary	17
Non-Recourse Indebtedness	17
Non-Recourse Subsidiary	18
Non-Recourse Subsidiary Pledge Agreement	18
Norvial	18
OFAC	18
Option Right	6
Other Connection Taxes	19
Other Taxes	19
Parent Company	19
Participant	87
Patriot Act	92
Permits	45
Permitted Encumbrances	19
Permitted Holders	20
Person	20
Peru	20
Peruvian Account Pledge Agreement	20
Peruvian Financial Institution	20
Peruvian Mortgage Agreement	20
Peruvian Security Trust Agreement	20
Peruvian Share Pledge Agreements	21

Peruvian Sol	21
Principal Repayment Date	29
Process Agent	89
Process Agent Acceptance	21
Project	21
Promissory Notes	21
Prudent Industry Practices	21
Reference Ferrovias Project	21
Reference Payments	21
Reference Project Receivables	22
Reference Shareholders’ Agreement	22
Register	87
Regulation U	22
Regulation X	22
Regulation Y	22
Related Parties	22
Required Lenders	23
Reserve Account	23
Reserve Account Control Agreement	23
Reserve Account Financial Institution	23
Reserve Account Required Balance	23
Reserve Account Security Agreement	23
Restricted Payment	23
Rolling Period	24
S&P	24
Sale and Leaseback Transaction	24
Sanction(s)	24
Sanctioned Jurisdiction	24
Sanctions Laws	24
Sanctions Target	24
Scotiabank Credit Agreement	25
SEC	25
Securities Act	25
Security Documents	25
Solvent	25
Subsidiary	25
Substitute Basis	35
Synthetic Purchase Agreement	25
Taxes	26
Termination Date	26
Transactions	26
U.S.$	10
Via Expresa	26
Viva GyM	26
Wholly Owned Subsidiary	26

CREDIT AGREEMENT, dated as of December 10, 2015 (the “Agreement”) among GRAÑA Y MONTERO S.A.A., a sociedad anónima abierta incorporated and existing under the laws of Peru (as defined below) (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower intends to make, directly or indirectly, in Gasoducto Sur Peruano S.A., a sociedad anónima incorporated and existing under the laws of Peru (the “Concessionaire”), holder of the concession granted pursuant to the Gasoducto Sur Peruano Concession Agreement, contributions in cash, subordinated shareholder loans or any combination of the foregoing in an aggregate amount of up to U.S.$208,600,000 (the “Base Equity Contribution”); and

WHEREAS, to finance a portion of the Base Equity Contribution and replenish investments made prior to the date hereof in the Concessionaire in the amount of U.S.$105,959,883.26, the Borrower has requested that the Lenders provide a senior secured term facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement the following terms have the meanings specified below:

“Administrative Agent’s Account” means the bank account maintained by the Administrative Agent with The Bank of New York Mellon, number 8900492627, ABA: 021000018, or such other bank account notified by the Administrative Agent to the Borrower.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in a form supplied by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to a specified Person, another Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Almonte” means Inmobiliaria Almonte S.A.C. a sociedad anónima cerrada incorporated and existing under the laws of Peru.

“Almonte Sale Proceeds” means with respect to any Disposition by Almonte, an amount equal to the product of (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Almonte, and (ii) the percentage (expressed as a fraction) of equity interests in Almonte held by the Borrower, directly or indirectly, on the date of such Disposition, minus any reasonable and documented costs and expenses actually incurred by Almonte in connection with such Disposition, including the amount of all Taxes payable and that are attributable to such event.

“Anti-Corruption Laws” means all laws, rules, regulations and requirements of any jurisdiction (including the U.S. and Peru) applicable to the Borrower, its Affiliates or any party to the Financing Documents concerning or relating to bribery or corruption, including, without limitation, the FCPA and applicable anti-corruption laws in Peru.

“Anti-Money Laundering Laws” means all laws of any jurisdiction applicable to the Borrower or its Affiliates concerning or relating to anti-money laundering and anti-terrorism financing, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by Title III of the USA PATRIOT Act, the Money Laundering Control Act of 1986 and other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act”, and all rules and regulations implementing these Laws, as any of the foregoing may be amended from time to time.

“Applicable Law” means, as to any Person, all applicable constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules and regulations of any Governmental Authority binding upon such Person or to which such Person is subject.

“Applicable Margin” means, for each Loan, a rate per annum equal to 3.90%.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Loans represented by the aggregate amount of such Lender’s Loans hereunder.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance Agreement” means the assignment and acceptance agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A.

“Availability Period” means the period from (and including) the date on which each of the conditions under Section 4.1 are satisfied (or waived) to (and including) the Termination Date.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate,” (b) the Federal Funds Effective Rate plus 0.5%, and (c) the LIBO Rate for an interest period of three months on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by the Administrative Agent by reference to the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by ICE Benchmark Administration Limited as an authorized vendor for the purpose of displaying such rates) with a term of three months commencing that day. The “prime rate” is a rate set by the Administrative Agent based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the announcement of such change. Any change in the Base Rate due to a change in the prime rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective on the effective date of such change in the prime rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Borrowing” means a borrowing of the Loans made or to be made by the Borrower hereunder.

“Borrowing Date” means a Business Day within the Availability Period, specified in a Borrowing Request as the date on which, upon the terms and subject to the conditions set forth herein, the Borrower shall make a Borrowing hereunder.

“Borrowing Request” means the request by the Borrower for a borrowing of Loans in accordance with Section 2.3, substantially in the form of Exhibit B with all blanks therein properly completed.

“Bridge Loan” means the term loan agreement dated August 29, 2014, among the Concessionaire, the lenders listed therein and Natixis, New York Branch as Administrative Agent.

“Bridge Loan Letter of Credit” means any standby letter of credit, issued to backstop the guaranty obligations of the Borrower in respect of the Bridge Loan.

“Business Day” means a day other than a Saturday or Sunday on which (a) commercial banks are open for general business in New York, New York, and Lima, Peru, or (b) when used in connection with any determination of the interest rate applicable to a Loan, dealings in Dollar deposits are carried out between banks in the London interbank market.

“Capital Lease Obligations” of any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS, and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with IFRS.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock whether now outstanding or issued after the date of this Agreement.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or a Subsidiary of the Borrower and having a maturity of not greater than 90 days from the date of issuance thereof:

(a) Dollar-denominated investments in

(i) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States,

(ii) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (iii) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least U.S.$1,000,000,000,

(iii) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s, “A-1” (or the then equivalent grade) by S&P’s or “F-1” (or the then equivalent grade) by Fitch,

(iv) Investments, classified in accordance with IFRS as current assets of the Borrower or such Subsidiary of the Borrower, in money market funds that are registered under the Investment Company Act of 1940, as amended, that are administered by financial institutions that have the highest rating obtainable from Moody’s, S&P or Fitch and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a)(i), (ii) and (iii) of this definition,

(v) marketable securities issued or expressly and unconditionally guaranteed by the government of Peru with a credit rating of at least “BBB-” (or the then equivalent grade) by S&P or the equivalent rating by Moody’s or Fitch and

(vi) marketable securities issued by any corporation organized under the laws of Peru or by any Peruvian Financial Institution and rated at least “BBB-” (or the then equivalent grade) by S&P or the equivalent rating by Moody’s or Fitch; and

(b) Peruvian Sol denominated investments in

(i) securities issued or expressly and unconditionally guaranteed by the government of Peru with a local currency credit rating of at least “BBB-” (or the then equivalent grade) by S&P or the equivalent rating by Moody’s or Fitch,

(ii) certificates of deposit issued by any Peruvian Financial Institution with a local currency credit rating of at least “BBB-” (or the then equivalent grade) by S&P or the equivalent rating by Moody’s or Fitch or

(iii) commercial paper issued by any corporation organized under the laws of Peru and rated at least “BBB” (or the then equivalent grade) by S&P or the equivalent rating by Moody’s or Fitch.

“Change in Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any Option Right (as defined below)); provided that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “Option Right”); or

(b) the Permitted Holders (individually or in the aggregate) cease to own, directly or indirectly, beneficially and of record, at least 25% (on a fully diluted basis) of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower.

“Change in Law” means, with respect to a Lender, the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, in each case, that is binding on and applicable to such Lender; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the property of any Person from time to time subject to the Security Documents as security, inter alia, for the obligations of the Borrower hereunder and under the other Financing Documents.

“Collection Account” means the Peruvian Soles denominated account number 193-2304280-0-55 established and maintained with Banco de Crédito del Perú in the name of the Borrower.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The amount of each Lender’s Commitment is set forth on Schedule 1.1-I, or in the Assignment and Acceptance Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Concar” means Concar, S.A., a sociedad anónima incorporated and existing under the laws of Peru.

“Concessionaire Disposition Proceeds” means, collectively, (i) with respect to any direct or indirect Disposition of shares of capital stock of the Concessionaire owned by the Borrower or any of its Subsidiaries (but excluding any such Disposition made to a Wholly Owned Subsidiary of the Borrower), an amount equal to the cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when received) received by the Borrower or such Subsidiary in connection with such Disposition, and (ii) with respect to any form of termination or cancellation of the Gasoducto Sur Peruano Concession Agreement which does not trigger a mandatory prepayment of the Loans under Section 2.8(b)(vi), an amount equal to any cash proceeds actually received by the Borrower or any of its Subsidiaries in connection with such termination or cancellation (provided that (A) if the Borrower or any of its Subsidiaries makes any Disposition of shares of capital stock of any Subsidiary (the “reference Subsidiary”), which Disposition triggered a mandatory prepayment of the Loans pursuant to Section 2.8(b)(iii), and (B) such reference Subsidiary receives any proceeds in connection with any form of termination or cancellation of the Gasoducto Sur Peruano Concession Agreement, for purposes of calculating the Concessionaire Disposition Proceeds the amount under this clause (ii) shall be the product of (1) the cash proceeds actually received by such reference Subsidiary in connection with such termination or cancellation and (2) the percentage (expressed as a fraction) of equity interest in such reference Subsidiary held by the Borrower, directly or indirectly, on a fully diluted basis, on the date of such termination or cancellation), in each case, minus (x) any reasonable and documented costs and expenses actually incurred by Borrower or such Subsidiary in connection with such Disposition or termination or cancellation or the Gasoducto Sur Peruano Concession Agreement (as applicable), including the amount of all Taxes payable and that are attributable to such event, and (y) in case of a Disposition of such shares of capital stock, any amount payable by the Borrower to Infraestructura de Transporte por Ductos S.A.C. pursuant to the Memorandum of Understanding dated August 10, 2015, as amended on September 29, 2015, in connection with such Disposition.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income or assets (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts of a Person and its Subsidiaries in accordance with IFRS.

“Consolidated EBITDA” for any period, means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, without duplication, net profit plus, to the extent deducted in calculating such net profit, (i) financial (expense) income, net; (ii) income tax; (iii) depreciation and amortization; (iv) the amount corresponding to the tariff for the Lima Metro concession actually paid to GyM Ferrovias during such period (on account of the Peruvian government’s repayment of amounts invested by GyM Ferrovias to purchase trains and other infrastructure for the Lima Metro concession); and (v) the portion of costs of sales during such period related to purchase of land in the Borrower’s real estate segment, in each case determined in accordance with IFRS, minus the EBITDA of any Non-Recourse Subsidiary. As used in connection with any Non-Recourse Subsidiary in this definition, the term “EBITDA” shall have a correlative meaning with the foregoing.

“Consolidated EBITDA to Consolidated Interest Expense Ratio” means, on any day, the ratio of (i) Consolidated EBITDA for the Rolling Period ended on such day (or, if such day is not the last day of a fiscal quarter of the Borrower, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such day) (for purposes of this definition, such period, the “reference period”) to (ii) Consolidated Interest Expense for the reference period.

“Consolidated Interest Expense” for any period, means, with respect to the Borrower and its Subsidiaries (other than any Non-Recourse Subsidiary), the aggregate interest expense in respect of Indebtedness (including amortization of original issue discount and non-cash interest payments or accruals) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with IFRS.

“Consolidated Leverage Ratio” means, on any day, the ratio of (i) Consolidated Total Indebtedness as of such day to (ii) Consolidated EBITDA for the Rolling Period ended on such day (or, if such day is not the last day of a fiscal quarter of the Borrower, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such day).

“Consolidated Total Indebtedness” means, with respect to the Borrower and its Subsidiaries (other than any Non-Recourse Subsidiary) on any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries on such date, minus the aggregate amount of Indebtedness of the Borrower (if any) of the type permitted under Section 6.6(a)(iii) or (iv), determined on a Consolidated basis in accordance with IFRS.

“Contest” means, with respect to the payment of Taxes or any other claims or liabilities by any Person, to contest the validity or amount thereof in good faith by appropriate proceedings; provided, that such Person has posted a bond or other security in accordance with Applicable Law (if required) or has established adequate reserves with respect to the contested items in accordance with, and to the extent required by, IFRS. “Contested” shall have a meaning correlative thereto.

“Contingent Equity Letter of Credit” means any standby letter of credit, issued to backstop certain funding obligations of the Borrower under the Gasoducto Sur Peruano Pipeline Financing.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Service Amount” means, as of any date of determination, the sum of all amounts payable by the Borrower in respect of principal of and interest on the Loans on each of the four Interest Payment Dates immediately succeeding such date of determination (or if such date of determination is an Interest Payment Date, the Interest Payment Date falling on such date and the three Interest Payment Dates immediately succeeding such date of determination).

“Debt Service Coverage Ratio” means as of any date of determination, the ratio of (i) the aggregate amount in Dollars (or if in a currency other than Dollars, the Dollar Equivalent thereof) in respect of Reference Payments from any Non-Controlled Subsidiary or Subsidiary of the Borrower actually paid in cash directly for credit to the Collections Account during the 12 calendar month period then ended (calculated as of 4:00 p.m. (New York City time) on the last day of such period), to (ii) the Debt Service Amount as of such date.

“Default” means any event or condition that constitutes an Event of Default, or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, at any time, a Lender (i) as to which the Administrative Agent has notified the Borrower that such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan (a “funding obligation”), (ii) that has notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement, (iii) that has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) as to which a Lender Insolvency Event has occurred and is continuing. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Disposition” means, with respect to any property or asset, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency that is published on the website of the Peruvian Superintendency of Banks, Insurance Companies and Pension Fund Managers (“SBS”) (www.sbs.gob.pe) for the Business Day immediately preceding the date of such determination; provided that: (a) in the event such publication is not available, the publication of the immediately preceding Business Day will be used and (b) in the event both such publications are not available, the “Quote of Supply and Demand—Weighted Average Exchange Rate” (“Cotización de Oferta y Demanda – Tipo de Cambio Promedio Ponderado”) (Exchange Resolution No. 007-91-EF/90) (Resolución Cambiaria N° 007-91-EF/90) published by the SBS in the legal gazette (Diario Oficial El Peruano) for the Business Day immediately preceding the date of such determination will be used, or, to the extent such quote is not available, the publication of the immediately preceding Business Day.1

“Dollars” or “U.S.$” refers to lawful currency of the United States.

“Environmental Laws” means, as to any Person, all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters binding on such Person or to which such Person is subject.

“Environmental Permits” means, as to any Person, any and all permits, licenses and any other authorizations applicable to such Person pursuant to any Environmental Law.

“Equity Contribution Shareholders’ Meeting” means the shareholders’ meeting of the Concessionaire, dated November 2, 2015.

[1]	Subject to review by Muñiz

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of Capital Stock of any class, or partnership or other ownership interests of any type in, such Person.

“Excluded Dispositions” means any Disposition by the Borrower or any of its Subsidiaries, (i) of obsolete assets and scrap, (ii) of worn out, surplus, depleted or uneconomic equipment, (iii) of inventory or machinery in the ordinary course of business of the Borrower or such Subsidiaries, (iv) any Disposition expressly permitted by Section 6.2(a), or (v) of Reference Project Receivables.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Financing Document, (i) Taxes imposed on or measured by its overall net income (however designated), branch profits and franchise taxes imposed on it by the jurisdiction (or any political subdivision thereof) under the Applicable Law of which such recipient is organized, is doing business (other than solely in connection with this Agreement), is considered a resident for tax purposes, or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any Taxes imposed by reason of any connection between such recipient and the taxing jurisdiction other than entering into this Agreement or any other Financing Document and receiving payments hereunder or thereunder, (iii) Taxes attributable to the Administrative Agent’s or any Lender’s failure to comply with Section 2.14(e), and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” means the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amendment or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fee Letter” means the Fee Letter dated the date hereof, among the Borrower, the Administrative Agent and the Lead Arranger.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower.

“Financing Documents” means, collectively, this Agreement, the Promissory Notes, the Security Documents, the Fee Letter and such other agreements, instruments, certificates and documents executed and delivered by the Borrower in connection with any of the foregoing.

“Fitch” means Fitch Inc., and any successor thereto.

“Gasoducto Sur Peruano Concession Agreement” means the concession agreement dated July 23, 2014, between the Concessionaire and the Republic of Peru, acting through the Ministry of Energy and Mines.

“Gasoducto Sur Peruano Pipeline Financing” means the senior credit facility to be entered among the Concessionaire and the financial institutions party thereto, relating to the financing of the Mejoras a la Seguridad Energética del País y Desarrollo del Gasoducto Sur Peruano project.

“Governmental Authority” means the government of Peru, the United States or any other nation, any state, department or any other political subdivision thereof, and any governmental body, agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity (including any federal or other association of or with which any such nation may be a member or associated) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, sponsor support agreement, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof, to protect such obligee against loss in respect thereof (in whole or in part) or to maintain working or equity capital of the primary obligee or otherwise maintain the net worth or solvency of such obligee; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“GyM” means GyM S.A., a sociedad anónima incorporated and existing under the laws of Peru.

“GyM Ferrovias” means GyM Ferrovias S.A., a sociedad anónima incorporated and existing under the laws of Peru.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means (a) any and all interest rate protection agreements, interest rate future agreements, interest rate option agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate hedge agreements, foreign exchange contracts, currency swap agreements, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, traded at the over-the-counter or standardized markets and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or are governed by any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (including such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

“IFRS” means the International Financial Reporting Standards, as adopted, and in effect from time to time, by the International Accounting Standards Board, consistently applied throughout the periods involved.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise, contingently or otherwise, become liable, directly or indirectly, for or with respect to, or to extend the maturity of, or become responsible for, the payment of such Indebtedness. The terms “Incurrence” and “Incurring” have corresponding meanings.

“Indebtedness” of any Person at any date means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business that are not overdue), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all Indebtedness of others Guaranteed by such Person, (vii) all Capital Lease Obligations of such Person, (viii) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, of such Person (including in respect of Sale and Leaseback Transactions) that are not classified and accounted for as capital leases on the balance sheet of such Person under IFRS, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit acceptance facilities, letters of guaranty or similar instruments, but excluding those entered into in the ordinary course of business to pay trade accounts payable and other obligations that do not constitute Indebtedness (including, but not limited to, performance bonds, advance payment bonds and bid/offer payment bonds), (x) all obligations of such Person to purchase securities or other property that arise out of or in connection with the sale of the same or substantially similar securities or property, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) all net obligations of such Person under Hedging Agreements, (xiii) all obligations of such Person under Synthetic Purchase Agreements and (xiv) all other obligations of such Person that are required to be reflected in, or are reflected in, such Person’s financial statements, recorded or treated as “debt” under IFRS. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Equity Contribution” means a cash contribution by the Borrower (directly or indirectly) to the Concessionaire actually made prior to the date hereof, in the form of a subscription of newly issued shares of the Capital Stock of the Concessionaire, in an aggregate amount equal to U.S.$105,959,883.26.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means (i) with respect to the first Borrowing hereunder, initially, the period commencing on the date on which such Borrowing is made and ending on March 10, 2016 and, thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the 10th day of the third calendar month thereafter; and (ii) with respect to each additional Borrowing hereunder, the period commencing on the Borrowing Date corresponding to such Borrowing and ending on the last day of the then current Interest Period pursuant to clause (i) above and, thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the 10th day of the third calendar month thereafter; provided, however, that (i) if an Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) in no case shall any Interest Period end after the Maturity Date, and (iii) any Interest Period that begins on the last day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment” means, for any Person (i) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of, or assets constituting a business unit of, any other Person, or any agreement to make any such acquisition (other than any such agreement which provides that such acquisition shall be consummated (including the making of any payment with respect to such acquisition) after the Loans have been repaid in full in cash), (ii) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) or (iii) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Lead Arranger” means Credit Suisse Securities (USA) LLC.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writings its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lending Office” means, as to each Lender, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire or such other office, branch or Affiliate of such Lender as it may hereafter designate as its Lending Office by written notice to the Borrower and the Administrative Agent.

“Letters of Credit” means the Bridge Loan Letter of Credit and the Contingent Equity Letter of Credit.

“LIBO Rate” means, for any Interest Period, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page, currently LIBOR03 (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to three months; provided, that in no event shall the “LIBO Rate” be less than 0%; provided, further that to the extent a successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, fideicomiso, lien, pledge, hypothecation, encumbrance, charge, assignment in trust or by way of security, for the purpose of constituting a security interest or encumbrance in respect of such asset, (ii) the interest of a vendor or lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar contractual right of a third party with respect to such securities.

“Lima Metro” means the Línea 1 del Metro de Lima.

“Line of Business” means business activities of the Borrower or its Subsidiaries, as the case may be, as of the Closing Date and activities reasonably related thereto.

“Loan” means a Loan outstanding hereunder made by a Lender to the Borrower on a Borrowing Date pursuant to Section 2.1.

“Material Adverse Effect” means (a) a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Financing Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Financing Document to which it is a party; or (d) a material adverse effect upon the validity or priority of the security interests purported to be granted to the Administrative Agent under the Security Documents.

“Maturity Date” means December 10, 2020, provided, however, that if such date is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such date.

“Moody’s” means Moody’s Investors Services, Inc. or any successor thereto.

“Net Asset Sale Proceeds” means,

(a) with respect to any Disposition by the Borrower (other than any Excluded Disposition), an amount equal to (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower from such Disposition, minus (ii) any reasonable and documented costs and expenses actually incurred by Borrower in connection with such Disposition, including the amount of all Taxes payable and that are attributable to such event; and

(b) with respect to any Disposition by any Subsidiary of the Borrower (other than any Excluded Disposition), an amount equal to the product of (A) (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by such Subsidiary from such Disposition, minus (ii) any reasonable and documented costs and expenses actually incurred by Borrower or such Subsidiary in connection with such Disposition, including the amount of all Taxes payable and that are attributable to such event, and (B) the percentage (expressed as a fraction) of equity interests in such Subsidiary, held by the Borrower directly or indirectly, on a fully diluted basis, on the date of such Disposition.

“Net Debt Incurrence Proceeds” means an amount equal to (i) any cash proceeds received by the Borrower in connection with any Indebtedness Incurred by the Borrower, of the type permitted by Section 6.6(a)(viii), minus any reasonable and documented costs and expenses actually incurred by the Borrower in connection with the Incurrence of such Indebtedness.

“Non-Controlled Subsidiary” means, with respect to the Borrower, at any date, any corporation, limited liability company, partnership, association or other entity (in each case, other than any Subsidiary of the Borrower) of which any securities or other ownership interests with ordinary voting power or, in the case of a partnership, any general partnership interest are, as of such date, held directly or indirectly by the Borrower.

“Non-Recourse Indebtedness” means any indebtedness for borrowed money incurred for the purpose of financing a Project (including any costs, expenses and working capital related to such Project) which meets the following conditions:

(a) the rights and recourse of the Person or Persons to whom such indebtedness is owed (the “non-recourse creditors”) are limited, in connection with such indebtedness, to the assets of the relevant Project, the Capital Stock and any asset of any Non-Recourse Subsidiary owning, directly or indirectly, such assets;

(b) the Liens, if any, granted to the non-recourse creditors or for their benefit, in order to secure such indebtedness do not charge any asset or right of the Borrower or its Subsidiaries other than the assets and rights mentioned in clause (a) above;

(c) subject to the proviso below, neither the Borrower nor any of its Subsidiaries (other than any Non-Recourse Subsidiary) has Guaranteed or otherwise agreed to become liable to pay such Indebtedness; provided, however that solely in respect of GyM Ferrovias, a Guarantee by the Borrower of indebtedness of GyM Ferrovias Incurred in connection with the Reference Ferrovias Project in an aggregate amount not exceeding, at any time, U.S.$40,000,000, shall be disregarded for purposes of this clause (c); and

(d) the acceleration or demand for payment prior to scheduled maturity of such indebtedness further to a default does not constitute an event of default under any Indebtedness of the Borrower and its Subsidiaries, except for such Indebtedness, any other Non-Recourse Indebtedness and Indebtedness under the Financing Documents.

“Non-Recourse Subsidiary” means Norvial, GyM Ferrovías, Via Expresa or any other Subsidiary of the Borrower formed or organized, as applicable, following the Closing Date and, in each case, only to the extent such Person meets each of the following conditions:

(a) it owns, at all times, no material asset other than assets related to a Project,

(b) it owes, at all times, no Indebtedness for borrowed money other than Non-Recourse Indebtedness; and

(c) such Person is, at the time it intends to become a Non-Recourse Subsidiary, acceptable to the Required Lenders; provided, however that the condition under this clause (c) shall not apply so long as the credit rating of the Borrower by at least two of S&P, Fitch and Moody’s is “BB-,” “Ba3,” as applicable, or higher, at such time; provided, further that the condition under this clause (c) shall not apply, in any case, to Via Expresa.

“Non-Recourse Subsidiary Pledge Agreement” means any share pledge agreement (or other types of agreements or instruments with similar effect, including, without limitation, fideicomisos) entered into by the Borrower or any of its Subsidiaries for the sole purpose of pledging the Capital Stock of a Non-Recourse Subsidiary as collateral security in support of Non-Recourse Indebtedness.

“Norvial” means Norvial S.A., a sociedad anónima incorporated and existing under the laws of Peru.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or Financing Document).

“Other Taxes” means any and all present or future stamp, transfer, court or documentary taxes or any other excise or property taxes, charges or similar levies (together with any interest, charges, penalties, additions to tax and additional amounts) arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document, except for any Excluded Taxes, or such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation pursuant to Section 9.4.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Permitted Encumbrances” means (i) Liens imposed by law for taxes that are not yet due or are being Contested; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, vendors’ salary and social security and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being Contested; (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, disability or unemployment insurance, pensions and other social security laws or regulations; (iv) cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and return-of-money bonds, tenders and other obligations of a like nature, in each case in the ordinary course of business; (v) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.1(j); (vi) minor irregularities in title to real property that do not secure any monetary obligations and which do not materially interfere with the occupation, use or enjoyment by the Borrower or any of its Subsidiaries, of any of their respective properties or assets; (vii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries; (viii) purchase money Liens created or arising over any property or asset which is acquired, constructed or created by the Borrower or any of its Subsidiaries but only if (a) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto, (b) such Lien is created or arises on or before 90 days after the completion of such acquisition, construction or creation and (c) such Lien is confined solely to the property so acquired, constructed or created; (ix) Liens in form and substance reasonably acceptable to the Administrative Agent, securing Indebtedness under the Letters of Credit; (x) Liens created pursuant to the Security Documents; (xi) Liens in existence on the date hereof and described in Schedule 1.1-II; (xii) Liens created pursuant to Non-Recourse Subsidiary Pledge Agreements; and (xiii) customary rights of setoff as to bank accounts maintained with financial institutions, provided, however, that except as expressly contemplated by clauses (viii) through (xii) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means, collectively, GH Holding Group Corp., Bethel Enterprises Inc., Byron Development S.A and Mr. Hernando Graña Acuña (including with respect to Mr. Hernando Graña Acuña, his lineal descendants, estates, heirs, or any trust for the primary benefit of any of the foregoing).

“Person” means any natural person, corporation, limited liability company, trust, fideicomiso, joint venture, association, company, partnership, Governmental Authority or any other entity or organization.

“Peru” means the Republic of Peru.

“Peruvian Account Pledge Agreement” means the account pledge agreement (Contrato de Constitución de Garantía Mobiliaria sobre Cuenta Bancaria y Saldos en Cuenta) to be entered into by the Borrower and the Administrative Agent, substantially in the form of Exhibit C, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Peruvian Financial Institution” means a financial institution organized under and existing pursuant to and in accordance with the laws of Peru and authorized to conduct banking activities in Peru by the SBS.

“Peruvian Mortgage Agreement” means the mortgage agreement (Contrato de Hipoteca) to be entered into by the Borrower and the Administrative Agent, substantially in the form of Exhibit D, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Peruvian Security Trust Agreement” means a Peruvian collateral trust agreement in substance and form reasonably acceptable to the Administrative Agent and the Borrower, providing for a first priority Lien on the Capital Stock of Almonte held, directly or indirectly, by the Borrower, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Peruvian Share Pledge Agreements” means, collectively, (i) the stock pledge agreement (Contrato de Garantía Mobiliaria sobre Acciones) to be entered into by the Borrower, GyM S.A., Concar and the Administrative Agent, substantially in the form of Exhibit E-I, as amended, amended and restated, supplemented or otherwise modified from time to time, and (ii) the stock pledge agreement (Contrato de Garantía Mobiliaria sobre Acciones) to be entered into by Viva GyM and the Administrative Agent, substantially in the form of Exhibit E-II, as amended, amended and restated, supplemented or otherwise modified from time to time; provided that, the stock pledge agreement referred to in clause (ii) above, shall cease to be part of the definition of the term “Peruvian Share Pledge Agreement” on the date the Peruvian Security Trust Agreement becomes effective.

“Peruvian Sol” means the lawful currency of Peru.

“Process Agent Acceptance” means a letter from the Process Agent to the Administrative Agent, substantially in the form of Exhibit F.

“Project” means (i) the acquisition, construction, development or expansion of assets forming an undertaking capable (on the basis of reasonable initial assumptions) to generate sufficient cash flow to cover the operating costs and debt service required to finance such undertaking and the subsequent commercial operation for which such assets were so acquired, constructed, developed or expanded; or (ii) any business undertaking existing on the date of this Agreement which, at the time of its acquisition, construction, development or expansion by the Borrower or any of its Subsidiaries, satisfies the criteria set forth in (i) above; provided that the term Project excludes a business or undertaking consisting primarily of providing engineering, construction or operation and maintenance services.

“Promissory Notes” means a promissory note (pagaré incompleto governed by the laws of Peru) issued by the Borrower, as issuer, pursuant to law number 27287 of Peru (Ley de Títulos Valores), in favor of a Lender evidencing Loans made by such Lender, and its corresponding Acuerdo de Llenado de Pagaré, substantially in the form of Exhibit G.

“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used in Peru by companies engaged in the Line of Business.

“Reference Ferrovias Project” means the expansion of the Lima Metro, which will include the purchase of additional trains and the expansion of the existing infrastructure for the Lima Metro.

“Reference Payments” means, with respect to any Non-Controlled Subsidiary or Subsidiary of the Borrower (i) any payment in cash of dividends or other distributions in cash on any Capital Stock of such Non-Controlled Subsidiary or such Subsidiary, (ii) any payment in cash on account of the purchase, redemption, retirement or acquisition of, or the setting apart of money for a sinking or other analogous fund for the purchase, redemption, retirement or acquisition of (x) any Capital Stock of or equity interest in such Non-Controlled Subsidiary or such Subsidiary of the Borrower, or (y) any option, warrant or other right to acquire Capital Stock of such Non-Controlled Subsidiary or such Subsidiary, (iii) any payment or reimbursement in cash in respect of irrevocable contributions made to the shareholders’ equity of such Non-Controlled Subsidiary or of such Subsidiary of the Borrower on account of future increases of the Capital Stock of or equity interests in such Non-Controlled Subsidiary or such Subsidiary of the Borrower, (iv) any payment in cash in respect of management fees payable by such Non-Controlled Subsidiary or such Subsidiary to the Borrower and (v) any payment in cash in respect of fees, principal and interest payable by such Non-Controlled Subsidiary or such Subsidiary to the Borrower under loans described in Schedule 1.1-III and under any shareholder loans made by the Borrower to such Non-Controlled Subsidiary or such Subsidiary at any time following the Closing Date.

“Reference Project Receivables” means any “Pago por Obras – PAO,” “Remuneración por Inversión – RPI,” “Remuneración por Inversión correspondiente a un avance por obra – RPICAO” on account of payment by the Government of Peru for acquisitions, developments, expansion, construction or works performed by any Subsidiary of the Borrower in connection with a Project, or any similar right to such payments.

“Reference Shareholders’ Agreement” means the shareholders’ agreement dated as of December 29, 2009, between Inversiones Sur S.A. and Viva GyM.

“Regulation U” means Regulation U (12 C.F.R. Part 221) of the Board, as the same may be modified and supplemented and in effect from time to time.

“Regulation X” means Regulation X (12 C.F.R. Part 224) of the Board, as the same may be modified and supplemented and in effect from time to time.

“Regulation Y” means Regulation Y (12 C.F.R. Part 225) of the Board, as the same bay be modified and supplemented and in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having 50.01% or more of the aggregate amount of the Commitments and of the aggregate unpaid principal amount of the Loans.

“Reserve Account” means the dollar-denominated account designated “Graña y Montero Reserve Account” established and maintained with the Reserve Account Financial Institution in the name of the Borrower, in accordance with the Reserve Account Control Agreement.

“Reserve Account Control Agreement” means the Reserve Account Control Agreement to be entered into among the Borrower, the Administrative Agent and the Reserve Account Financial Institution, substantially in the form of Exhibit H, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Reserve Account Financial Institution” means The Bank of New York Mellon, in its capacity as “bank” under the Reserve Account Control Agreement, or any successor thereof.

“Reserve Account Required Balance” means, as of any date of determination, the sum of all amounts payable by the Borrower in respect of interest on the Loans on each of the two Interest Payment Dates immediately succeeding such date of determination (or if such date of determination is an Interest Payment Date, the Interest Payment Date falling on such date and the immediately succeeding Interest Payment Date).

“Reserve Account Security Agreement” means the Reserve Account Security Agreement to be entered into between the Borrower and the Administrative Agent, substantially in the form of Exhibit I, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Restricted Payment” means (i) any dividend or other distribution on any Capital Stock or other equity interests in the Borrower or any of its Subsidiaries (except dividends payable solely in Equity Rights of the same class of the same issuer), (ii) any payment on account of the purchase, redemption, retirement or acquisition of, or the setting apart of money for a sinking or other analogous fund for the purchase, redemption, retirement or acquisition of (x) any Capital Stock of or equity interest in the Borrower or any of its Subsidiaries or (y) any option, warrant or other right to acquire Capital Stock of the Borrower or any of its Subsidiaries, and (iii) any payment or reimbursement in respect of irrevocable contributions made to the Borrower’s shareholders’ equity or any of its Subsidiary’s shareholders’ equity on account of future increases of the Capital Stock of or equity interest in the Borrower or any of its Subsidiaries, as the case may be.

“Rolling Period” means, with respect to any fiscal quarter of the Borrower, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor providing for the leasing by such Person or any of its Subsidiaries of any property or asset which has been or is being sold or transferred in connection with such lease by such Person or such Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

“Sanctioned Jurisdiction” means at any time, a country, territory or geographical region which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Crimea and Syria).

“Sanction(s)” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Sanctions Laws” means all laws, rules, regulations and requirements of any jurisdiction (including the U.S. and Peru) applicable to the Borrower, its Subsidiaries, or any party to the Agreement concerning or relating to Sanctions, terrorism or money laundering, including, without limitation, (a) the Executive Order; (b) the USA PATRIOT Act; (c) the U.S. International Emergency Economic Powers Act; (d) the U.S. Trading with the Enemy Act; (e) the U.S. United Nations Participation Act; (f) the U.S. Syria Accountability and Lebanese Sovereignty Act; (g) the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; (h) the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012; and (i) any similar laws, rules, regulations and requirements enacted, administered or enforced by the U.S.), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (c) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the “Specially Designated National and Blocked Person” list; (c) located, organized or resident in a Sanctioned Jurisdiction that is, or whose government is, the subject or target of Sanctions; (d) which otherwise is, by public designation of the United Nations Security Council, the European Union or Her Majesty’s Treasury, the subject or target of any Sanction; (e) with which any party to the Loan Documents is prohibited from dealing or otherwise engaging in any transaction pursuant to any Sanctions Laws; or (f) owned or Controlled by any such Person or Persons described in the foregoing clauses (a)-(f).

“Scotiabank Credit Agreement” means the credit agreement dated July 14, 2015, between GyM S.A., as borrower, and Scotiabank Peru S.A.A., as lender, as amended, amended and restated, supplemented or otherwise modified from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means, collectively, the Peruvian Share Pledge Agreements, the Peruvian Mortgage Agreement, the Reserve Account Control Agreement, the Reserve Account Security Agreement, the Peruvian Account Pledge Agreement and, when entered into by all parties thereto, the Peruvian Security Trust Agreement.

“Solvent” means, with respect to any Person, on a particular date, that on such date, such Person is not the subject of any insolvency proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including the Bankruptcy Code of the United States and Law 27809 of Peru dated August 5, 2002, as amended.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, (ii) that is, as of such date, otherwise Controlled, in each case, by the parent or one or more Subsidiaries of the parent or (iii) the financial statements of which shall be (or should have been) Consolidated with the financial statements of the parent in accordance with IFRS, consistently applied during a relevant period.

“Synthetic Purchase Agreement” means any “total return swap” or sale and repurchase agreement with respect to any Equity Right or any Indebtedness, or any other swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any of its Subsidiaries is or may become obligated to make (i) any payment in connection with the purchase by any third party, from a Person other than the Borrower, of any Equity Rights or any Indebtedness or (ii) any payment the amount of which is determined by reference to the price or value at any time of any Equity Rights or any Indebtedness.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (i) September 10, 2016, and (ii) the date on which the Commitments shall have been entirely utilized or terminated in accordance with this Agreement.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, each of the other Financing Documents to which it is a party and the transactions contemplated hereby and thereby.

“Via Expresa” means Via Expresa Sur S.A., a sociedad anónima incorporated and existing under the laws of Peru.

“Viva GyM” means Viva GyM S.A., a sociedad anónima incorporated and existing under the laws of Peru.

“Wholly Owned Subsidiary” of any Person, means a Subsidiary of such Person, all of the Capital Stock of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Applicable Law) are owned by such Person or another Wholly Owned Subsidiary of such Person or by such Person together with one or more of its other Wholly Owned Subsidiaries.

Section 1.2 Interpretation of Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(a) Unless the context requires otherwise:

(i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set out herein);

(ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; and

(v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.3 Accounting Terms and Determinations; IFRS. All terms of an accounting or financial nature shall be construed in accordance with, and all determinations of an accounting or financial nature shall be made in accordance with, IFRS, applied on a basis consistent with the Consolidated financial statements of the Borrower most recently delivered hereunder.

ARTICLE II

THE LOANS

Section 2.1 The Loans. During the Availability Period and subject to the terms and conditions set out herein, each Lender severally agrees to make a Loan in Dollars to the Borrower in an aggregate principal amount not to exceed the Commitment of such Lender.

Section 2.2 Loans and Borrowings.

(a) The failure of any Lender to make a Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, however, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its Loan as required.

(b) Each Lender at its option may make any Loan by causing any domestic or foreign Lending Office of such Lender to make such Loan; provided, however, that the exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement; and provided, further, that, in case any Lender exercises such option at any time after the date of this Agreement, the Borrower shall not be required to pay to such Lender additional amounts pursuant to Section 2.13 or Section 2.14 in excess of such additional amounts that would have been payable to such Lender if such Lender had not changed its Lending Office, unless the circumstances giving rise to such excess payment result from a Change in Law after the date of the exercise of such option.

(c) There shall be no more than three Borrowings hereunder; provided that the first Borrowing hereunder shall be made on the Closing Date and any Borrowing following the Closing Date shall be made on a Borrowing Date following December 31, 2015, in each case within the Availability Period (subject to the terms and conditions set out herein). A Borrowing shall only be made on a Business Day during the Availability Period and the aggregate amount of all Borrowings shall not exceed the aggregate amount of the Commitments.

(d) This Agreement is not a revolving credit agreement. Any amounts prepaid or repaid hereunder may not be reborrowed.

Section 2.3 Method of Borrowing.

(a) To request the Loans on a Borrowing Date, the Borrower shall give the Administrative Agent a written Borrowing Request signed by the Borrower not later than 11:00 a.m. (New York City time), three Business Days prior to such Borrowing Date. Each Borrowing Request shall be given by e-mail in portable document format (.pdf), facsimile (with confirmation of transmission) or by hand delivery and shall be irrevocable.

(b) The Borrowing Request shall specify the following information:

(i) the aggregate amount of the requested Borrowing to be made on the applicable Borrowing Date, which shall not exceed with respect to the Borrowing to be made on the Closing Date, U.S.$120,000,000, and with respect to any Borrowing after the Closing Date, the aggregate amount of the unused portion of the Commitments;

(ii) with respect to the first Borrowing hereunder, the proposed Closing Date, and with respect to any Borrowing after the Closing Date, the proposed Borrowing Date, which, in any case, shall be a Business Day within the Availability Period; and

(iii) the account or accounts of the Borrower into which the remaining portion of the proceeds of the requested Borrowing should be made.

(c) Promptly following receipt of the Borrowing Request, the Administrative Agent shall advise each Lender of the details thereof and of the amount of the Loan of such Lender to be made as part of the requested Borrowing.

Section 2.4 Funding of Borrowings.

(a) Each Lender shall make its Loan available on the relevant Borrowing Date by wire transfer of immediately available funds by 12:00 p.m. (New York City time) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make the Loans available to the Borrower by promptly crediting from the amounts so received, in like funds, to the account(s) designated by the Borrower in the Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to 2:00 p.m. (New York City time) on the Business Day immediately preceding the relevant Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the borrowing to be made on such Borrowing Date, the Administrative Agent may assume that such Lender has made such share available on such Borrowing Date in accordance with Section 2.4(a) and may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, then the Administrative Agent shall be entitled to recover such corresponding amount from such Lender on demand. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower (without prejudice to any rights of the Borrower against such Lender) shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from and including the date such amount is made available by the Administrative Agent to the Borrower to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to (i) if such amount is recovered from such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) if such amount is recovered from the Borrower, the interest rate applicable thereto pursuant to Section 2.10. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the Borrowing for the purposes of this Agreement.

Section 2.5 Termination of Commitments. The Commitment of each Lender shall automatically terminate at 5:00 p.m. (New York City time) on the Termination Date. The Borrower may not reduce or terminate the Commitments.

Section 2.6 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to repay to the Administrative Agent, for the account of each Lender, the outstanding principal amount of each Loan on each Interest Payment Date falling in or after June, 2017 (each such Interest Payment Date, a “Principal Repayment Date”), in consecutive quarterly installments, each such installment in an amount equal to the lesser of (i) the percentage of the aggregate outstanding principal amount of the Loans made on or prior to the Termination Date set forth in the table below opposite the calendar month in which such Principal Repayment Date falls, and (ii) the principal amount of the Loans outstanding on such Principal Repayment Date; provided, however, that all unpaid principal of the Loans on the Maturity Date shall be repaid by the Borrower on the Maturity Date:

Calendar Month	Amount
June, 2017	6.07%
September, 2017	6.07%
December, 2017	6.07%
March, 2018	6.07%
June, 2018	6.07%
September, 2018	6.07%
December, 2018	6.07%
March, 2019	6.07%
June, 2019	6.07%
September, 2019	6.07%
December, 2019	6.07%
March, 2019	6.07%
June, 2020	6.07%
September, 2020	6.09%
Maturity Date	15%

(b) Each Lender shall maintain, in accordance with its usual practice, records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain records in which it shall record (i) the amount of the Loans made hereunder and the Interest Periods therefor, (ii) the amount of any principal or interest due and payable, or to become due and payable, from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(d) The entries made in the records maintained pursuant to Section 2.6(b) or 2.6(c) shall be, absent manifest error, prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not, in any manner, affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.7 Promissory Notes.

(a) Each loan shall be evidenced by a Promissory Note. The Promissory Notes shall be delivered to the Administrative Agent for the benefit of the applicable Lender on or before the Closing Date. Each Loan and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more Promissory Notes in such form payable to the payee named therein.

(b) The payment of any part of the principal of any such Promissory Note shall discharge the obligation of the Borrower under this Agreement to pay principal of the Loan evidenced by such Promissory Note pro tanto, and the payment of any principal of a Loan in accordance with the terms hereof shall discharge the obligations of the Borrower under the Promissory Note evidencing such Loan pro tanto. The payment of any interest accrued on any Promissory Note shall pro tanto discharge the obligation of the Borrower to pay any such amount of interest on that portion of the Loan to which such Promissory Note relates, and payment of interest accrued on any Loan shall pro tanto discharge the obligation of the Borrower to pay such amount of interest in respect of the Promissory Note relating to the Loan to which such Promissory Note relates. Notwithstanding the discharge in full of any Promissory Note, (i) if the amount paid or payable under any such Promissory Note is less than the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Promissory Note, to the fullest extent permitted under Applicable Law, the Borrower agrees to pay to the Administrative Agent upon demand such difference and (ii) if the amount paid or payable under any such Promissory Note (whether arising from the enforcement thereof in Peru or otherwise) exceeds the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Promissory Note, each Lender that has received any amounts under such Promissory Notes in excess of the amounts due to such Lender hereunder agrees, to the fullest extent permitted under Applicable Law, to pay such excess to the Borrower upon demand.

(c) Upon discharge of all obligations of the Borrower under the Loan evidenced by a Promissory Note, the Lender holding such Promissory Note shall cancel such Promissory Note and promptly return it to the Borrower.

(d) Notwithstanding article 1233 of the Civil Code of Peru (Legislative Decree N° 295), the obligations under any Promissory Note shall not be extinguished even if such Promissory Note is prejudiced under the laws of Peru due to negligence of any Lender.

Section 2.8 Prepayment of the Loans.

(a) Voluntary Prepayment. The Borrower shall have the right at any time and from time to time thereafter to prepay the Loans in whole (but not in part) subject always to Section 2.16 and the payment by the Borrower concurrently with (and on the same date of) such prepayment of the amounts required to be paid by the Borrower pursuant to Section 2.8(d). The Borrower shall notify the Administrative Agent by e-mail in portable document format (.pdf), facsimile (with confirmation of transmission) or hand delivery of any prepayment under this Section 2.8(a) not later than 11:00 a.m. (New York City time) 30 days prior to the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid and the amount of accrued interest thereon to the date of the prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(b) Mandatory Prepayment.

(i) In case of receipt by the Borrower of any Net Debt Incurrence Proceeds, the Borrower shall prepay the Loans, concurrently with and on the same Business Day of (or on such other date acceptable to the Required Lenders) the receipt of such Net Debt Incurrence Proceeds, in an amount equal to the lesser of (x) the aggregate principal of, and interest on, the Loans then outstanding, and (y) the aggregate amount of such Net Debt Incurrence Proceeds.

(ii) In case of receipt by the Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds during any fiscal year of the Borrower, in excess of U.S.$25,000,000 (or the Dollar Equivalent thereof), individually or in the aggregate, in connection with any Disposition or series of Dispositions by the Borrower or any of its Subsidiaries (other than Excluded Dispositions) made during such fiscal year of the Borrower (the amount of such excess, the “reference Net Asset Sale Proceeds amount”), the Borrower shall, or shall cause such Subsidiary to, prepay the Loans, concurrently with and on the same Business Day of (or on such other date acceptable to the Required Lenders) the receipt of such Net Asset Sale Proceeds, in an amount equal to the lesser of (x) the aggregate principal of, and interest on, the Loans then outstanding, and (y) the product of (A) the aggregate amount of such reference Net Asset Sale Proceeds amount and (B) 0.50.

(iii) In case of receipt by the Borrower or any of its Subsidiaries of any Concessionaire Disposition Proceeds, the Borrower shall, or shall cause such Subsidiary to, prepay the Loans, concurrently with and on the same Business Day of (or on such other date acceptable to the Required Lenders) the receipt of such Concessionaire Disposition Proceeds, in an amount equal to the lesser of (x) the aggregate principal of, and interest on, the Loans then outstanding, and (y) the aggregate amount of such Concessionaire Disposition Proceeds.

(iv) In case of receipt by Almonte of any Almonte Sale Proceeds, the Borrower shall prepay the Loans, concurrently with and on the same Business Day of (or on such other date acceptable to the Required Lenders) the receipt by Almonte of such Almonte Sale Proceeds, in an amount equal to the lesser of (x) the aggregate principal of, and interest on, the Loans then outstanding, and (y) the aggregate amount of such Almonte Sale Proceeds.

(v) In the event a Change in Control occurs, the Borrower shall, concurrently with and on the same day of the occurrence of such Change in Control (or on such other date acceptable to the Required Lenders), prepay all Loans then outstanding.

(vi) In the event the Gasoducto Sur Peruano Concession Agreement is terminated or cancelled for any reason, the Borrower shall, in the case of clause (A) below, concurrently with and on the same day of the occurrence of such termination or cancellation (or on such other date acceptable to the Required Lenders) and in the case of clause (B) below, concurrently with and on the same day of the credit rating downgrade set forth therein (or on such other date acceptable to the Required Lenders), prepay all Loans then outstanding, if, and only to the extent that, (A) the credit rating of the Borrower by at least two of S&P, Fitch or Moody’s is not “BB-” or “Ba3,” as applicable, or higher, on the day of the occurrence of such termination or cancellation, or (B) a downgrade to any credit rating of the Borrower by S&P, Fitch or Moody’s results after the occurrence of such termination or cancellation, but only to the extent such downgrade occurs as a result of such termination or cancellation.

(c) The Borrower shall notify the Administrative Agent by e-mail in portable document format (.pdf) or facsimile (with confirmation of transmission) or hand delivery of any prepayment of the Loans pursuant to Section 2.8(b) not later than 11:00 a.m. (New York City time) at least ten Business Days before the date the Borrower, or any of its Subsidiaries (as applicable) expects to receive any Net Debt Incurrence Proceeds, Net Asset Sale Proceeds, Concessionaire Disposition Proceeds, Almonte Sale Proceeds, or on which the Borrower expects a Change in Control to occur. Each such notice shall specify the prepayment date, the principal amount of each Loan to be prepaid and the amount of accrued interest thereon to the date of the prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(d) Each prepayment of Loans under Section 2.8(a) or 2.8(b) shall be (i) accompanied by accrued interest to the date of such prepayment on the amount prepaid and all other amounts in respect therewith then due and payable hereunder, and (ii) subject to Section 2.16.

(e) Each prepayment of the Loans pursuant to Section 2.8(b) shall be applied ratably to all unpaid installments of the Loans.

Section 2.9 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender on each Interest Payment Date and on the Termination Date (or, if such day is not a Business Day, on the immediately preceding Business Day), a commitment fee (the “Commitment Fee”), at a rate per annum equal to 1.25% on the unused portion of the Commitment of such Lender. The Commitment Fee shall be computed on the basis of actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof, shall be payable in arrears and shall cease to accrue on the Termination Date.

(b) The Borrower agrees to pay to the Administrative Agent and the Lead Arranger, as applicable, any and all fees payable in the amounts and at the times set forth in the Fee Letter.

(c) All fees payable hereunder or under the Fee Letter, as applicable, shall be paid on the dates due, in Dollars, in immediately available funds and shall not be subject to reduction by way of set-off or counterclaim. Fees paid hereunder or under the Fee Letter, as applicable, shall not be refundable under any circumstances.

(d) Defaulting Lenders shall not be entitled to receive any fees pursuant to the Financing Documents for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender and shall be entitled to reimbursement from such Lender of any fees paid to it that accrued during such period).

Section 2.10 Interest.

(a) Each Loan shall bear interest on the unpaid principal amount thereof, for the period from (and including) the date on which such Loan is made to (but excluding) the date such Loan shall be repaid in full, at a rate per annum equal to the LIBO Rate determined for the Interest Period then in effect, plus the Applicable Margin. Accrued (and theretofore unpaid) interest shall be payable (i) in arrears on each Interest Payment Date, (ii) on the date of any prepayment (on the amount prepaid), and (iii) at maturity (whether at stated maturity, by acceleration or otherwise) and, after such maturity, on demand.

(b) Notwithstanding the foregoing, during the continuance of any Event of Default, (i) all principal of any Loan, and (ii) to the extent permitted by Applicable Law, any overdue interest in respect of any Loan or other amounts owing hereunder, shall bear interest at a rate equal to 2% plus the interest rate then applicable to the Loans. Accrued and unpaid interest on past due amounts (including interest on past due interest, to the extent permitted by Applicable Law) shall be due and payable upon demand.

(c) All computations of interest for Loans determined by reference to the Base Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day). All other interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Administrative Agent shall calculate the amounts of interest pursuant to this Section 2.10, and each such calculation shall be conclusive absent manifest error.

(d) The Administrative Agent shall notify to the Borrower the interest rate applicable for any Interest Period promptly following the determination of such rate.

Section 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for any amounts outstanding hereunder:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans for such Interest Period, then the Administrative Agent shall give notice (the “Rate Determination Notice”) thereof to the Borrower and the Lenders by telephone, e-mail in portable document format (.pdf) or facsimile as promptly as practicable thereafter, and

(a) during the 30-day period next succeeding the date of delivery of such Rate Determination Notice (the “Negotiation Period”), the Administrative Agent (in consultation with the Lenders) and the Borrower will negotiate in good faith for the purpose of agreeing upon an alternative, mutually acceptable basis (the “Substitute Basis”) for determining the rate of interest to be applicable to the Loans or amounts for such Interest Period, as the case may be;

(b) if at the expiry of the Negotiation Period, the Required Lenders and the Borrower have agreed upon a Substitute Basis and the Administrative Agent has received confirmation from its New York and Peruvian counsel that such Substitute Basis has received all necessary governmental approvals and consents, if any, then the Loans will accrue interest at a rate per annum equal to the Substitute Basis in effect from time to time plus the Applicable Margin until the circumstances giving rise to such Rate Determination Notice have ceased to apply and such substitute rate shall be retroactive to, and take effect from, the beginning of such Interest Period;

(c) if, at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon as aforesaid or the Administrative Agent shall not have received the above-mentioned confirmation as to requisite governmental approvals or consents, the Loans will accrue interest at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin and such rate shall be retroactive to, and take effect from, the beginning of such Interest Period; and

(d) the procedures specified in clauses (a), (b) and (c) above shall apply to each Interest Period following the first such period to which such procedures were applied unless and until the Administrative Agent shall determine in consultation with the

Required Lenders that the circumstances giving rise to such Rate Determination Notice no longer exist and so notifies the Borrower and the Lenders (which notice shall be given as promptly as reasonable practicable upon such determination), whereupon interest on the Loans or amounts shall again be determined in accordance with the provisions of Section 2.10 commencing on the first day next succeeding the date of such notice during such Interest Period.

Section 2.12 Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) following which (a) such Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain its Loans hereunder and (b) if such Change in Law shall so mandate, such Lender’s Loans shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such Change in Law, to the Administrative Agent for the account of such Lender, on the last day of the then current Interest Period for such Loans (or on such earlier date as shall be certified by the Lender as being the last permissible date for such prepayment under the relevant Applicable Law).

Section 2.13 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, including any reserve against “Eurocurrency liabilities” (as defined in Regulation D of the Board (or any successor provision thereof)), special deposit, compulsory loan or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (or its Lending Office);

(ii) impose on or subject any Lender or the Administrative Agent to any tax or mandatory contribution, or change the basis of taxation of payment to any such Lender in respect of this Agreement (except for Indemnified Taxes, Taxes described in clause (ii)-(iv) of the definition of Excluded Taxes and Connection Income Taxes); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participant therein,

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting out (i) the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 2.13(a) or 2.13(b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Financing Document shall be made free and clear of and without any withholding or deduction for or on account of any Taxes (including any interest, charges, penalties and expenses in connection therewith), except as required by Applicable Law. If the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 2.14) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the Borrower shall make such withholdings or deductions and (iii) the Borrower shall pay the full amount so withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) To the extent Other Taxes have not been paid pursuant to Section 2.14(a)(iii), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) paid by the Administrative Agent or such Lender, as the case may be, and all reasonable out of pocket expenses arising therefrom or with respect thereto, plus interest thereon for each day from (and including) the day of delivery to the Borrower of a request for such payment to (but excluding) the date of actual reimbursement at a rate per annum equal to the interest rate then applicable to the Loans, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent and each Lender agrees to use their best efforts to comply with any reasonable certification, identification, information, documentation or reporting requirement identified to it by the Borrower if such compliance is required by Applicable Law, regulation, administrative practice or any applicable treaty as a precondition to exemption from, or reduction in the rate of, withholding or deduction of Tax of any amounts payable by the Borrower pursuant to this Section 2.14. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of any such certification, identification, information, documentation or reporting shall not be required if in the Administrative Agent’s or Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would prejudice the legal or commercial position of the Administrative Agent or such Lender. Notwithstanding the foregoing, it is understood and agreed that nothing in this Section 2.14(e) shall interfere with the rights of any Lender or the Administrative Agent to conduct its fiscal or tax affairs in such manner as it deems appropriate.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Nothing herein shall be deemed to restrict the manner in which the Borrower pays, withholds or deducts any Indemnified Taxes under Section 2.14, including by assuming those Indemnified Taxes; provided that the Borrower will hold the Administrative Agent and the Lenders harmless and indemnify such relevant party against any cost, loss or liability arising from the manner selected by the Borrower to pay, withhold or deduct such Indemnified Taxes.

Section 2.15 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Sections 2.13, 2.14, or 2.16, or otherwise) prior to 1:00 p.m. (New York City time) on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent Account (or to such other account specified from time to time by the Administrative Agent) except for payments pursuant to Sections 2.13, 2.14, 2.16 and 9.3, which shall be made directly by the Borrower to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Financing Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal and interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Except to the extent otherwise provided herein (i) each payment or prepayment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans, and (ii) each payment of interest by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any other Financing Document or (b) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the rate specified in Section 2.10(a).

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.15(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under Section 2.15(e) until all such unsatisfied obligations are fully paid.

Section 2.16 Break Funding Payments. In the event of:

(a) the failure by the Borrower in making a Borrowing after the Borrower has delivered a Borrowing Request in accordance with Section 2.3 (including as a result of the failure of any of the conditions set forth in Article IV to be satisfied or waived, as applicable);

(b) the payment or prepayment (other than on an Interest Payment Date) of the principal of any Loan (including as a result of an Event of Default); or the payment or prepayment of any principal of the Loans other than on the scheduled date of repayment thereof pursuant to Section 2.6(a); or

(c) the failure to prepay any Loan on the date specified in any notice delivered pursuant hereto,

then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (but excluding loss of margin).

A certificate of any Lender setting out (i) any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and (ii) in reasonable detail how such amount or amounts were calculated, which description shall in no event contain any disclosure of matters deemed by such Lender in good faith to be confidential or proprietary, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Mitigation Obligations; Replacement of Lenders.

(a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or Section 2.14 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, however, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.17 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or Section 2.14.

(b) If any Lender requests compensation under Section 2.13, then the Borrower shall have the right, at its own expense and effort, upon notice to such Lender and the Administrative Agent, to require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.4) all its interests, rights (other than its existing rights to payments pursuant to Section 2.13 and Section 2.14) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.4(b)(iii), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13, such assignment will result in a reduction in such compensation or payments, and (iv) such assignment does not conflict with Applicable Law. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 3.1 Corporate Existence; Qualification; Power; Capitalization. The Borrower and each of its Subsidiaries (i) is duly organized or formed, validly existing and in good standing (where applicable) under the laws of its respective jurisdiction of incorporation or organization, (ii) has all requisite power to carry on its business as now conducted, except to the extent a failure to have any such license, authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified and licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

(b) All of the Borrower’s Capital Stock has been duly authorized, validly issued and is fully paid and nonassessable.

(c) Schedule 3.1(c) contains a list of each Subsidiary of the Borrower existing on the date of this Agreement, including its name, jurisdiction of incorporation, number of shares of Capital Stock outstanding and class and holders thereof on such date. All of the Capital Stock of each Subsidiary of the Borrower has been duly authorized, validly issued and is fully paid (other than the Capital Stock of Survial S.A. and Cam Servicios del Perú S.A.) and non-assessable.

Section 3.2 Authorization; Enforceability. The execution, delivery and performance by the Borrower of the Financing Documents to which it is a party are within such Person’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Financing Document to which the Borrower is to be a party, when executed and delivered by the Borrower, shall constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally, or by equitable principles relating to enforceability (regardless of whether enforcement thereof is sought in a proceeding at law or in equity).

Section 3.3 Governmental Approvals; No Conflicts, Etc.

(a) All governmental authorizations, if any, and actions of any kind necessary for the due execution, delivery and performance by the Borrower of the Financing Documents to which it is a party, or required for the validity or enforceability against the Borrower of the Financing Documents to which it is a party, have been obtained or performed and are valid and subsisting in full force and effect, and the performance thereof as well as the continuing obligations of the Borrower in connection therewith do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority.

(b) The Transactions, the performance thereof and the continuing obligations of the Borrower under or in connection with the Financing Documents to which it is a party and the Transactions do not and will not violate any Applicable Law, judgment, award, injunction, or similar legal restriction or the memorandum and articles of association, charter, by-laws, estatuto social or other organizational documents of the Borrower or any order of any Governmental Authority.

(c) The Transactions, the performance thereof and the continuing obligations of the Borrower under or in connection with the Financing Documents to which it is a party do not and will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its property or assets, or give rise to a right thereunder to require any payment to be made by it to any Person.

(d) The Transactions, the performance thereof and the continuing obligations of the Borrower under or in connection with the Financing Documents to which it is a party do not and will not result in the creation or imposition of any Lien on any property or asset of the Borrower or any of its Subsidiaries (other than the Liens created pursuant to the Security Documents and, in respect of the Reserve Account, the Permitted Encumbrances of the type specified in clause (xiii) of the definition of the term “Permitted Encumbrances”).

Section 3.4 Financial Condition; No Material Adverse Change.

(a) The Borrower has furnished to the Lenders (i) the audited Consolidated balance sheet and related statements of income and cash flows of the Borrower and its Subsidiaries as of and for the years ended on December 31, 2012, December 31, 2013 and December 31, 2014, audited by Gaveglio, Aparicio y Asociados S.C. de R.L., independent public accountant; and (ii) the unaudited Consolidated balance sheet and related statements of income and cash flows of the Borrower and its Subsidiaries as of and for the fiscal quarter ended September 30, 2015, certified by the chief financial officer of the Borrower.

(b) Such financial statements present fairly, in all material respects, the financial position and results of operations and sources and uses of funds of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with IFRS, consistently applied, subject (in the case of quarterly financial statements) to normal year-end audit adjustments.

(c) The Borrower does not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the financial statements referred to in Section 3.4(a) (including the notes thereto).

(d) The Borrower does not have any Indebtedness outstanding as of the date of this Agreement, except as provided under Schedule 3.4(d).

(e) Since December 31, 2014, there has been no Material Adverse Effect.

(f) No Default has occurred and is continuing.

Section 3.5 Properties.

(a) The Borrower has good and marketable title to, or valid leasehold interests in, all its real and personal property material to its business, in each case free and clear of all Liens other than those Liens permitted by Section 6.1 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. With respect to any material lease or rental agreement to which the Borrower is a party, (i) such material lease or rental agreement is valid and binding, and in full force and effect, (ii) the Borrower has complied in all material respects with all of the terms of such lease or rental agreement, (iii) there exists no event of default or an event, act or condition which with notice or lapse of time, or both, would constitute an event of default thereunder by the Borrower or, to the knowledge of the Borrower, the lessor thereunder and (iv) the Borrower is in possession of the premises demised under all such leases and rental agreements and is conducting business on such premises. The properties and assets owned or leased by the Borrower, collectively, are sufficient to enable the Borrower to conduct its business in all material respects as presently conducted.

(b) The Borrower owns, or is licensed to use, all material trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other Person.

(c) The Borrower has good and marketable title to all the property over which it purports to grant a Lien pursuant to the Security Documents to which it is a party free and clear of all Liens (other than Permitted Encumbrances of the type specified in clause (x) and, in respect of the Reserve Account, of the type specified in clause (xiii), of the definition of the term “Permitted Encumbrances”) and holds such title and all such property in its own name and not in the name of any nominee or other Person (and no right or option to acquire the same exists in favor of any Person).

Section 3.6 Permits.

(a) Set forth in Schedule 3.6(a) is a list of all material public, regulatory or governmental licenses, concessions, franchises, certificates, permits, consents, orders, approvals and other authorizations (collectively, “Permits”) necessary for the Borrower to own, lease and operate its properties and assets and to conduct its business as currently owned, leased, operated and conducted. Except as disclosed in Schedule 3.6, the Borrower has all Permits (subject to, with respect to Environmental Permits, Section 5.9(a)), all of which are in full force and effect, and the Borrower is in compliance with all such Permits (subject to, with respect to Environmental Permits, Section 3.10(f)). The Borrower has not received any notice of proceedings relating to the revocation, cancellation, expropriation or modification of any Permit.

(b) The Borrower has no reason to believe that:

(i) any Permit which requires renewal will not be renewed as and when required under Applicable Law and without imposing any further restrictions or conditions thereon;

(ii) any Permit will be withdrawn, suspended, cancelled, varied, surrendered or revoked; or

(iii) any Permit required to be obtained following the date hereof will not be obtained in the ordinary course.

Section 3.7 Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any of its Subsidiaries, or any director, officer or employee thereof (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) that purport to affect the legality, validity or enforceability of this Agreement, any of the other Financing Documents, or the Transactions, or to prevent or enjoin any of the transactions contemplated hereby and thereby.

Section 3.8 Compliance with Laws and Agreements.

(a) The Borrower and each of its Subsidiaries is in compliance in all material respects with all laws (including, without limitation, labor and social security laws), regulations and orders of any Governmental Authority applicable to the Borrower, its Subsidiaries or their businesses, properties or assets, except to the extent that any such failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) Except to the extent failure to so comply could not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its Subsidiaries are in compliance with all indentures, agreements and other instruments binding upon the Borrower or any of its Subsidiaries, its businesses, properties or assets. No default has occurred and is continuing under any such indenture, agreement or instrument, except to the extent that such default could not reasonably be expected to have a Material Adverse Effect.

Section 3.9 Taxes.

(a) The Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns, Tax-related information returns and Tax statements and other information required to have been filed by it under Applicable Law and has paid or caused to be paid all Taxes required to have been paid by it under Applicable Law, except for Taxes that are being Contested.

(b) As of the date hereof, there are no Indemnified Taxes imposed either (i) on or by virtue of the Transactions, its enforcement or admissibility into evidence or (ii) on any payment to be made by the Borrower pursuant to any Financing Document, in each case, other than Peruvian income tax.

(c) Under Applicable Law, there is no restriction or limitation on the obligation of the Borrower to pay any additional amounts payable pursuant to Section 2.14(a).

Section 3.10 Environmental Matters.

(a) Except as could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, the properties presently owned, leased or otherwise operated by the Borrower and its Subsidiaries and all operations and facilities at such properties are in compliance with all Environmental Laws, and there is no contamination or violation of any Environmental Law which could interfere with the continued operation of, or impair the otherwise fair saleable value of, such properties;

(b) Except as could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has received or has knowledge of any complaint, notice of violation, alleged violation or notice of investigation or potential liability under Environmental Laws with regard to the Borrower or any of its Subsidiaries, or any properties presently owned, leased or otherwise operated by the Borrower or any of its Subsidiaries, nor does the Borrower or any of its Subsidiaries have knowledge that any such action is being contemplated, considered or threatened.

(c) Except as could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, Hazardous Materials have not been generated, treated, stored or disposed of at, on or under any properties presently owned, leased or otherwise operated by the Borrower or any of its Subsidiaries or during the Borrower’s or any of its Subsidiaries’ ownership, lease or operation of any property formerly owned, leased or otherwise operated by the Borrower or any of its Subsidiaries nor have any Hazardous Materials been transported from such property by the Borrower or any of its Subsidiaries, in each case, in violation of or in manner that could reasonably be expected to give rise to liability on the part of the Borrower or any of its Subsidiaries under any Environmental Laws.

(d) Except as could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, there are no administrative actions or judicial proceedings pending or, to the knowledge of the Borrower, threatened under any Environmental Law against the Borrower or any of its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders or agreements to which the Borrower or any of its Subsidiaries is a party which could reasonably be expected to result in liability or costs on the part of the Borrower or any of its Subsidiaries under any Environmental Law.

(e) Except as could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries is currently conducting any response or other corrective action pursuant to any Environmental Law at any of their properties or at any other location.

(f) Except as could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, the Borrower and each of its Subsidiaries is in compliance with all Environmental Permits.

Section 3.11 Reports; Disclosure. The reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement and the other Financing Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that with respect to projected financial information and pro forma financial statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.12 Legal Form.

(a) Each of the Financing Documents to which the Borrower is a party is in proper legal form under the laws of Peru for the enforcement thereof against the Borrower under such laws, subject to the proviso below. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Financing Document in Peru, it is not necessary that this Agreement or any other Financing Document be filed or recorded with any Governmental Authority in Peru or that any stamp or similar tax be paid on or in respect of this Agreement or any other document to be furnished under this Agreement, unless such stamp or similar taxes have been paid on or prior to the date hereof; provided that:

(i) the enforcement or admissibility into evidence before the Peruvian courts of any Financing Document governed by the laws of New York is subject to (1) the filing of such documents with the courts of Peru, (2) such document must be translated into Spanish by a duly authorized translator (traductor oficial), and (3) the party seeking enforcement must pay court taxes at a rate that will depend upon the jurisdiction in which enforcement is sought; and

(ii) the validity and enforceability of the Lien under the Peruvian Mortgage Agreement is subject to the registration of such Security Document with the Registro de la Propiedad Inmueble – Oficina Registral Lima.

(b) Each of the Promissory Notes shall entitle the holder thereof to commence executory proceedings (proceso ejecutivo) against the Borrower in the Peruvian courts. If any Lender enforces any Promissory Note before the courts of Peru, it shall not be required to evidence to the Borrower or any other Person that such Promissory Note represents obligations of the Borrower under this Agreement nor that any condition herein has been satisfied.

Section 3.13 Rank of Debt. The obligations evidenced by each Financing Document to which the Borrower is a party are and will at all times be direct and unconditional general obligations of the Borrower, and rank and will at all times rank in right of payment and otherwise at least pari passu with all other senior Indebtedness of the Borrower, if any, whether now existing or hereafter outstanding, except for obligations mandatorily preferred pursuant to Applicable Law.

Section 3.14 Investment Company Act; Other Regulations. The Borrower is not required to register as an “investment company” under the Investment Company Act of 1940, as amended, and is not “controlled” by any “company” (within the meaning of the Investment Company Act of 1940, as amended) that is organized under the laws of any state of the United States of America. The Borrower is not subject to regulation under Applicable Law which limits its ability to incur the Indebtedness to be incurred hereunder or satisfy its obligations under the Financing Documents.

Section 3.15 Commercial Activity; Absence of Immunity. The Borrower is subject to civil and commercial law with respect to its obligations under the Financing Documents to which it is a party. The execution, delivery and performance by the Borrower of the Financing Documents to which it is a party constitute private and commercial acts rather than public or governmental acts. Neither the Borrower nor any of its properties, assets or revenues is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the obligations of the Borrower under the Financing Documents to which it is a party.

Section 3.16 Insurance. The Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies (not being Affiliates thereof), in such amounts, with such deductibles and covering such risks as are customarily maintained by Persons engaged in a similar business, owning similar properties and operating in similar localities where the Borrower and its Subsidiaries maintain their principal places of operation

Section 3.17 Labor Matters. There is no strike, slowdown or work stoppage or other labor disputes actually pending or, to the knowledge of the Borrower, threatened against or involving the Borrower or any of its Subsidiaries, and there are no representation proceedings pending with any Governmental Authority in Peru involving the employees of the Borrower, except to the extent that such strike, slowdown or work stoppage or other labor disputes or representation proceedings, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.18 Collateral Matters; Liens.

(a) Effective on the date of the Peruvian Share Pledge Agreements, the provisions of the Peruvian Share Pledge Agreements shall be effective to create in favor of the Lenders a legal, valid and enforceable fully perfected Lien in all the Collateral described therein in accordance with the terms thereof, subject to no other Liens.

(b) Effective upon its registration with the Registro de la Propiedad Inmueble – Oficina Registral Lima, the provisions of the Peruvian Mortgage Agreement shall be effective to create in favor of the Lenders a legal, valid and enforceable fully perfected Lien in the Collateral described therein in accordance with the terms thereof, subject to no other Liens.

(c) Effective as of the date of the Reserve Account Control Agreement and the Reserve Account Security Agreement, the provisions of the Reserve Account Control Agreement and the Reserve Account Security Agreement are effective to create in favor of the Administrative Agent a legal, valid and enforceable fully perfected first priority Lien in the Collateral described therein in accordance with the terms thereof, subject to no other Liens (other than a Permitted Encumbrance of the type specified in clause (xiii) of the definition of the term “Permitted Encumbrance”).

(d) Effective as of the date of the Peruvian Account Pledge Agreement, the provisions of the Peruvian Account Pledge Agreement are effective to create in favor of the Administrative Agent a legal, valid and enforceable fully perfected first priority Lien in the Collateral described therein in accordance with the terms thereof, subject to no other Liens.

(e) Neither the establishment of the Liens created by the Security Documents, nor the exercise of the rights and remedies contemplated by the Security Documents at any time, contravenes any provision of Applicable Law or any order, writ, injunction or decree of any Governmental Authority.

(f) The Borrower has not received any notice of any adverse claims by any Person in respect of its ownership or entitlement to the assets and rights assigned as Collateral, and the Collateral and the distribution of the proceeds resulting from the enforcement of the Security Documents shall be governed solely by the terms of the Security Documents.

Section 3.19 Solvency. Upon giving effect to the execution and delivery of the Financing Documents by the parties thereto and the consummation of the Transactions, the Borrower will be Solvent as of the Closing Date.

Section 3.20 Use of Proceeds.

(a) The proceeds of the Loans will be used solely as set forth in Section 5.10.

(b) No part of the proceeds of the Loans will be used for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now in effect or for any purpose that violates or is inconsistent with the provisions of Regulation U or Regulation X.

Section 3.21 Equity Contribution.

(a) As of the Closing Date, the Borrower is the holder of record of not less than 20% of all outstanding Capital Stock of and Equity Rights in the Concessionaire.

(b) The Borrower has delivered to the Administrative Agent a true, complete and correct copy of the minutes of the Equity Contribution Shareholders’ Meeting. No provision of the minutes of the Equity Contribution Shareholders’ Meeting has been amended, supplemented or modified in any respect.

Section 3.22 Sanctions Laws.

(a) Neither the Borrower nor its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent, or Affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or Controlled by Persons that are: (a) a Sanctions Target; or (b) located, organized or resident in a Sanctioned Jurisdiction.

(b) The Borrower and its Subsidiaries, and, to the knowledge of the Borrower, their respective directors, officers, employees, agents, and Affiliates, are in compliance with Sanctions Laws.

(c) The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with the Sanctions Laws.

Section 3.23 Anti-Corruption Laws.

(a) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or other Person acting on behalf of the Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such Persons of the Anti-Corruption Laws.

(b) The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with the Anti-Corruption Laws.

Section 3.24 Anti-Money Laundering Laws. None of the Borrower, any of its Subsidiaries, or, to the knowledge of the Borrower, any director, officer, employee, agent, or Affiliate of the Borrower or any of its Subsidiaries, has violated or is violating any Anti-Money Laundering Laws.

Section 3.25 Exchange Controls. Under current laws of Peru and each political subdivision thereof, all interest, principal, premium, if any, and other payments due or to be made on the Loan, or otherwise pursuant to the Financing Documents may be freely transferred out of Peru and may be paid in, or freely converted into, Dollars.

Section 3.26 Concession Documents.

(a) The Borrower has delivered to the Administrative Agent a true, correct and complete copy of the definitive documentation evidencing the Bridge Loan as in effect on the Closing Date (the “Bridge Loan Financing Documents”) duly executed and delivered by the parties thereto. No provision of any Bridge Loan Financing Document has been amended, supplemented or modified in any respect, other than, any such amendment, supplement or modification providing for a Guarantee by the Borrower of the Indebtedness under the Bridge Loan Agreement or the delivery by the Borrower of the Bridge Loan Letter of Credit and any other such amendment, supplement or modification that would not adversely affect the interests of the Lenders hereunder in any material respect. Each Bridge Loan Financing Document has been validly authorized, executed and delivered by each party thereto and constitutes the valid and binding obligation of each party thereto in accordance with the terms thereof. No “default,” “event of default” or similar event has occurred and is continuing under any Bridge Loan Financing Document.

(b) The Borrower has delivered to the Administrative Agent a true, correct and complete copy of the definitive term sheet evidencing the indicative terms and conditions of the Gasoducto Sur Peruano Pipeline Financing (the “Term Loan Term Sheet”).

(c) The Borrower has delivered to the Administrative Agent a true, correct and complete copy of the Gasoducto Sur Peruano Concession Agreement duly executed and delivered by the parties thereto. No provision of the Gasoducto Sur Peruano Concession Agreement has been amended, supplemented or modified in any respect, other than, at any time following the Closing Date, any such amendment, supplement or modification that would not adversely affect the interests of the Lenders hereunder in any material respect. The Gasoducto Sur Peruano Concession Agreement has been validly authorized, executed and delivered by each party thereto and constitutes the valid and binding obligation of each party thereto in accordance with the terms thereof. No “default,” “event of default” or similar event has occurred and is continuing under the Gasoducto Sur Peruano Concession Agreement.

Section 3.27 Reference Shareholders’ Agreement. The Borrower has delivered to the Administrative Agent a true, correct and complete copy of the Reference Shareholders’ Agreement as in effect on the Closing Date. No provision of the Reference Shareholders’ Agreement has been amended, supplemented or modified in any respect. No “default,” “event of default” or similar event has occurred and is continuing under the Reference Shareholders’ Agreement.

ARTICLE IV

CONDITIONS

Section 4.1 Closing Date. The obligations of the Lenders to make a Loan hereunder shall become effective on the date on which the Administrative Agent shall have received each of the following documents or each of the following conditions shall have been satisfied or waived, as applicable, which date shall fall on or prior to December 22, 2015 (such date, the “Closing Date”), each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.2):

(a) Organizational Documents. The Administrative Agent shall have received certified copies of the articles of incorporation or association, estatuto social, shareholder agreements or declarations and by-laws, or similar constitutive documents with at least equivalent authority, as applicable, of the Borrower and of all corporate authority for the Borrower (including all necessary action of the board of directors, board of managers, shareholders, members or other governing body) with respect to the execution, delivery and performance of each Financing Document.

(b) Officer’s Certificate. The Administrative Agent shall have received a certificate from the Borrower, dated as of the Closing Date, substantially in the form of Exhibit J, with appropriate insertions and attachments, in form and substance reasonably satisfactory to the Administrative Agent, executed by the President, a Vice President or a Financial Officer of the Borrower.

(c) Financing Documents. The Administrative Agent shall have received each Financing Document (other than the Peruvian Security Trust Agreement) duly executed and delivered by each of the parties named as a proposed signatory thereto, and such Financing Document shall be in full force and effect.

(d) Opinions of Counsel. The Administrative Agent shall have received the following legal opinions, each dated the Closing Date, in the English language, addressed to the Administrative Agent and each Lender:

(i) an opinion of Payet, Rey, Cauvi, Pérez Abogados, special Peruvian counsel to the Borrower, in the form of Exhibit K (and the Borrower has instructed such counsel to deliver such opinion to the Administrative Agent and the Lenders);

(ii) an opinion of Clifford Chance US LLP, special New York counsel to the Borrower, in the form of Exhibit L (and the Borrower has instructed such counsel to deliver such opinion to the Administrative Agent and the Lenders);

(iii) an opinion of Muñiz, Ramirez, Perez-Taiman & Olaya Abogados, special Peruvian counsel to the Administrative Agent, covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(iv) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Administrative Agent, covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.

(e) Financial Statements. The Administrative Agent shall have received a true, correct and complete copy of the financial statements described in Section 3.4(a), and such financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent.

(f) Valuations. The Borrower shall have delivered to the Administrative Agent (i) a copy of a valuation prepared by JFMR S.A.C., dated not earlier than 60 days prior to the Closing Date, setting forth the Fair Market Value of the real estate subject to the Liens under the Peruvian Mortgage Agreement, with a Fair Market Value not less than U.S.$46,300,000 (or the Dollar Equivalent thereof), and (ii) a copy of a valuation prepared by Vanet S.A.C., dated not earlier than 30 days prior to the Closing Date, setting forth the Fair Market Value of the real estate owned by Almonte, with a Fair Market Value not less than U.S.$193,928,006.60 (or the Dollar Equivalent thereof).

(g) Reserve Account. The Borrower shall have established the Reserve Account pursuant to the Reserve Account Control Agreement.

(h) Collection Account. The Borrower shall have established the Collection Account.

(i) KYC Requirements. The Administrative Agent shall have received all documentation and other information that each Lender or the Administrative Agent reasonably requires in order to comply with its obligations under applicable “know your customer” rules and regulations, including the Patriot Act.

(j) Equity Contribution. The Administrative Agent shall have received documentation in form and substance reasonably satisfactory to the Administrative Agent evidencing the consummation of the Initial Equity Contribution.

(k) Equity Contribution Shareholders’ Meeting. The Administrative Agent shall have received a true, correct and complete copy of the minutes of the Equity Contribution Shareholders’ Meeting.

(l) Promissory Notes. The Administrative Agent shall have received the corresponding Promissory Notes duly executed and delivered by the Borrower, as issuer, dated as of the Closing Date, complying with the provisions of Section 2.7.

(m) Collateral. Except for such actions permitted to be taken after the Closing Date pursuant to Section 5.13, all actions specified in the Security Documents (other than the Peruvian Trust Agreement) for the Liens purported to be created, pursuant to the terms of the Security Documents (other than the Peruvian Trust Agreement), shall have been taken so that such Liens shall be perfected as first priority Liens, in accordance with Applicable Law, subject to no other Liens (including, without limitation, the filing of the corresponding bloqueo registral in respect of the Peruvian Mortgage Agreement with the Registro de la Propiedad Inmueble – Oficina Registral Lima), other than, in respect of the Reserve Account, the Permitted Encumbrances of the type specified in clause (xiii) of the definition of the term “Permitted Encumbrances.”

(n) Payment of Fees. The Administrative Agent and the Lead Arranger shall have received all reasonable and documented fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, charges and disbursements of Muñiz, Ramirez, Perez-Taiman & Olaya Abogados and Skadden, Arps, Slate, Meagher & Flom LLP) required to be reimbursed or paid by the Borrower hereunder or under any other Financing Document; provided, however, that if the Borrower requests that a Borrowing be made on the Closing Date, the Borrower hereby irrevocably instructs and directs the Administrative Agent to withhold and deduct from the proceeds of any such Borrowing the aggregate amount of fees and other amounts payable hereunder, under any other Financing Document, as a condition to such Borrowing, and apply, on behalf of the Borrower, the aggregate amount so deducted to the payment of such fees and amounts payable by the Borrower on the Closing Date and the amount of such Borrowing shall be the aggregate actually disbursed to the Borrower and the amounts so withheld and deducted.

(o) Process Agent Acceptance. The Borrower shall have appointed the Process Agent (as defined below) as its agent for service of process in New York in respect of any dispute arising from or relating to this Agreement and the other Financing Documents to which it is a party (except for the Financing Documents governed by Peruvian laws), and shall have furnished evidence of such appointment and a Process Agent Acceptance, duly executed and delivered by each such process agent.

(p) Scotiabank Credit Agreement. There shall not have occurred and be continuing any “breach,” “default,” “event of default” or similar event (however designated) under the Scotiabank Credit Agreement (irrespective of whether any right or remedy of any Person in connection with such “default,” “event of default” or similar event is actually asserted, exercised or waived).

(q) Representations and Warranties. Each of the representations and warranties of the Borrower set out in this Agreement and in each of the other Financing Documents to which it is a party shall be true and correct in all material respects as of the Closing Date, as if made on and as of each such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct in all material respects as of such earlier date.

(r) Material Adverse Effect. Since December 31, 2014, no event, development or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect, both immediately prior to the occurrence of the Closing Date and also after giving effect thereto, including the making of the Loans on the Closing Date and the intended use thereof.

(s) Change in Law. No Change in Law shall have imposed, modified or deemed applicable any reserve, special deposit, compulsory loan or similar requirement with respect to any Loan.

(t) No Order. There shall not (i) be in effect any statute, regulation, order, decree or judgment of any Governmental Authority that makes illegal or enjoins or prevents the consummation of the Transactions or (ii) have been commenced any action or proceeding that seeks to prevent or enjoin any Transactions.

(u) No Default. No event, act or condition shall have occurred and is continuing or would result from the execution, delivery or performance of this Agreement or the other Financing Document which would constitute a Default, both immediately prior to the making of the Loans and also after giving effect thereto, and the intended use thereof.

(v) Consents. The Administrative Agent shall have received originals (or copies certified to be true and correct copies by the Borrower, or other acceptable evidence) of such licenses, consents and approvals of, and filings and registrations with, any Governmental Authority, and of all third party consents and approvals, as are then necessary under Applicable Laws in connection with the execution, delivery and performance by the Borrower of the Financing Documents and the Transactions.

(w) Taxes. All applicable taxes and stamp duties due and payable, if any, arising in connection with the execution, delivery and performance of this Agreement and the other Financing Documents shall have been paid in full.

Section 4.2 Conditions to each Borrowing. The obligation of each Lender to make a Loan on a Borrowing Date is subject to the satisfaction of the further conditions precedent that:

(a) Closing Date. The Closing Date shall have occurred.

(b) Borrowing Request. The Administrative Agent shall have received a Borrowing Request, as required by Section 2.3.

(c) Reserve Account. With respect to the Borrowing to be made on the Closing Date, the Borrower shall have made arrangements in substance and form satisfactory to the Administrative Agent so that, substantially concurrently with the funding of the Loans on such Borrowing Date, the balance on deposit in the Reserve Account shall be equal to or exceed the Reserve Account Required Balance as of such Borrowing Date (after giving effect to the Borrowing on such date).

(d) Use of Proceeds. The Borrower shall have made arrangements in substance and form satisfactory to the Administrative Agent, to use the proceeds of such Loan, substantially concurrently with the funding thereof, in accordance with Section 5.10.

(e) Project Documents. (i) Each of the Gasoducto Sur Peruano Pipeline Concession Agreement, the Bridge Loan (unless repaid or prepaid in full prior to such Borrowing Date) and, if executed by all parties thereto and all conditions precedent (if any) for its effectiveness satisfied, the definitive documentation evidencing the Gasoducto Sur Peruano Pipeline Financing, shall be in full force and effect; and (ii) there shall not have occurred and be continuing any “breach,” “default,” “event of default” or similar event (however designated) under any of the Gasoducto Sur Peruano Pipeline Concession Agreement, the Bridge Loan and, if executed by all parties thereto and in full force and effect, the definitive documentation evidencing the Gasoducto Sur Peruano Pipeline Financing (irrespective of whether any right or remedy of any Person in connection with such “default,” “event of default” or similar event is actually asserted, exercised or waived).

(f) Equity Contribution. The Borrower shall have informed the Administrative Agent of any cash contribution to the Concessionaire (other than with the proceeds of the Loans), made prior to the date of such Borrowing by the Borrower.

(g) Peruvian Security Trust Agreement. With respect to any borrowing of the Loans to be made on any Borrowing Date following the Closing Date, the Administrative Agent shall have received the Peruvian Security Trust Agreement duly executed and delivered by each of the parties named as a proposed signatory thereto, such Financing Document shall be in full force and effect, and all actions specified in the Peruvian Security Trust Agreement for the Liens purported to be created, pursuant to the terms of such Security Document, shall have been taken so that such Liens shall be perfected as first priority Liens, in accordance with Applicable Law, subject to no other Liens.

(h) Gasoducto Sur Peruano Pipeline Financing. With respect to any borrowing of the Loans to be made on a Borrowing Date falling on or following March 31, 2016 (or such other date agreed between the Concessionaire and the Republic of Peru, acting through the Ministry of Energy and Mines, and notified to the Administrative Agent promptly following such agreement, as the date required under the Gasoducto Sur Peruano Concession Agreement to achieve “cierre financiero”), the Administrative Agent shall have received an executed copy of the definitive documentation evidencing the Gasoducto Sur Peruano Pipeline Financing, executed by each of the parties named as a proposed signatory thereto, and such documentation shall be in full force and effect.

(i) Term Loan Financing. With respect to any borrowing of the Loans to be made on a Borrowing Date falling on or following July 31, 2016, the Closing Date (as defined in the Term Loan Term Sheet) of the Gasoducto Sur Peruano Pipeline Financing shall have occurred.

(j) Representations and Warranties. Each of the representations and warranties of the Borrowers set out in this Agreement and in each of the other Financing Documents to which it is a party shall be true and correct in all material respects as of the date of such Loan, both immediately prior to the making of each Loan and also after giving effect thereto and to the intended use thereof, as if made on and as of each such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct in all material respects as of such earlier date.

(k) Change in Law. No Change in Law after the date of this Agreement shall have imposed, modified or deemed applicable any reserve, special deposit, compulsory loan or similar requirement with respect to such Loan.

(l) No Order. There shall not (i) be in effect any statute, regulation, order, decree or judgment of any Governmental Authority that makes illegal or enjoins or prevents the consummation of the Transactions or (ii) have been commenced any action or proceeding that seeks to prevent or enjoin any Transactions.

(m) No Default. No event, act or condition shall have occurred and be continuing or would result from making such Loan which would constitute a Default, both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof.

(n) No Material Adverse Effect. No event, development or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect, both immediately prior to the making of such Loan and also after giving effect thereto.

(o) Material Adverse Change. Since the date of this Agreement, there shall not have occurred a material adverse change in the political or financial stability or condition of Peru.

(p) Date of Borrowings following Closing Date. With respect to the second and third borrowing of the Loans hereunder, the Borrowing Date in respect of such borrowing shall fall after December 31, 2015.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Loans and all other amounts outstanding hereunder and under the other Financing Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 5.1 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (and the Administrative Agent shall make available for distribution to each Lender):

(a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, (i) the audited Consolidated balance sheet and related statements of income and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by independent public accountants of recognized international standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a Consolidated basis in accordance with IFRS, and (ii) the audited balance sheet and related statements of income and cash flows of each Non-Recourse Subsidiary as of the end of and for such year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by independent public accountants of recognized international standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of such Non-Recourse Subsidiary in accordance with IFRS;

(b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of the Borrower, (i) the unaudited Consolidated balance sheet and related statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a Consolidated basis in accordance with IFRS consistently applied, subject to normal year-end audit adjustments, and (ii) the unaudited balance sheet and related statements of income and cash flows of each Non-Recourse Subsidiary for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of such Non-Recourse Subsidiary as presenting fairly in all material respects the financial condition and results of operations of such Non-Recourse Subsidiary in accordance with IFRS consistently applied, subject to normal year-end audit adjustments;

(c) documents required to be delivered pursuant to clauses (a) and (b) of this Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s Web site at www.granaymontero.com.pe; provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide executed paper or electronic copies of the Compliance Certificates required by clause (d) below to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(d) concurrently with any delivery of financial statements under clauses (a) and (b) of this Section 5.1, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit M (i) certifying as to whether a Default has occurred and, if a

Default has occurred, specifying the details thereof and any action taken or proposed to be taken by the Borrower with respect thereto, (ii) certifying the compliance by the Borrower with Section 6.7 and setting forth in reasonable detail the calculations required to establish the compliance by the Borrower with Section 6.7, and (ii) stating whether any change in the relevant IFRS or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under clause (a) of this Section 5.1 in respect of the fiscal year of the Borrower ending on December 31, 2016 and in respect of any fiscal year of the Borrower thereafter, a valuation report prepared by an independent valuation firm of reputable standing acceptable to the Administrative Agent, dated not earlier than 30 days prior to the date on which such financial statements are required to be delivered pursuant to Section 5.1(a), setting forth the Fair Market Value of the real estate subject to the Liens under the Peruvian Mortgage Agreement and the Fair Market Value of the real estate owned by Almonte as of such date;

(f) within ten Business Days from the last day of each fiscal quarter of the Borrower following the Closing Date and ending on the date on which all works relating to the Project shall have been completed, a report dated as of the last day of such fiscal quarter, setting forth the progress on the works relating to the Project (as defined in the Term Loan Term Sheet) as of such date;

(g) promptly after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof, to the extent not otherwise subject to confidentiality and, in any event, to the extent the delivery of any such document to the Administrative Agent is permitted by Applicable Law;

(h) if requested by the Administrative Agent, written information setting forth in reasonable detail the actual application of the proceeds from the Loans made by the Borrower and such other information relating to the Transactions as the Administrative Agent or any Lender may reasonably request; and

(i) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any of its Subsidiaries, or compliance with the terms of the Financing Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Section 5.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender written notice of the following:

(a) within five Business Days after any Financial Officer of the Borrower obtains knowledge thereof, notice of the occurrence of any Default;

(b) prompt notice of the filing or commencement of any material action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower which, if determined adversely to the Borrower, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(c) prompt notice of any other material notices given to or received by the Borrower pursuant to the Financing Documents;

(d) within five Business Days after the Borrower obtains knowledge thereof, notice of any findings materially adverse to the interests of any Financing Party (as defined in the Term Loan Term Sheet) under any due diligence report relating to the Gasoducto Sur Peruano Concession Agreement or any Project Document (as defined in the Term Loan Term Sheet); and

(e) prompt notice of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered pursuant to this Section 5.2 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken by the Borrower with respect thereto.

Section 5.3 Existence; Conduct of Business.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and good standing under the laws of its jurisdiction of organization, except, with respect to the Subsidiaries of the Borrower only, in connection with a transaction permitted by Section 6.2(a) and (ii) the rights, licenses, concessions, permits, privileges and franchises material to the conduct of its business, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall cause its Subsidiaries to, conduct their respective businesses in accordance with Prudent Industry Practices.

Section 5.4 Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay its material obligations, including (i) Tax liabilities, before the same shall become delinquent or in Default, except where the validity or amount thereof is being Contested, and (ii) lawful claims which, if unpaid, would by law become a Lien upon its property.

Section 5.5 Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (ii) supply such properties in all material respects with all necessary equipment, (iii) with respect to such Subsidiaries, make all necessary repairs, renewals, replacements, betterments and improvements thereto in accordance with Prudent Industry Practices, and (iv) with respect to such Subsidiaries, otherwise ensure the continued operation of all property material to the conduct of its business in a manner consistent with Prudent Industry Practices.

Section 5.6 Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain, with financially sound and reputable insurance companies (not being Affiliates thereof), insurance in such amounts and against such risks as are required by Applicable Law and otherwise as are customarily maintained by companies engaged in the same or similar Line of Businesses operating in the same or similar locations.

Section 5.7 Books and Records; Inspection Rights.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

(b) The Borrower shall, and shall cause each of its Subsidiaries to, permit each Lender and any representatives designated by the Administrative Agent, upon three Business Days prior notice, and during normal business hours, in a manner that does not disrupt the operation of the Borrower or Subsidiary, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, in each case, to the extent permitted by Applicable Law. Any such visits, inspections, examinations and extracts shall be at the sole cost and expense of the Borrower.

Section 5.8 Compliance with Laws and Contracts.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Applicable Laws (subject to, with respect to Environmental Laws, Section 5.9(a)) which are material to the Borrower, each of its Subsidiaries, their respective assets or properties or the conduct of their respective businesses, as applicable.

(b) The Borrower shall, and shall cause each of its Subsidiaries to (i) comply with all the terms and conditions of all contracts to which the Borrower or such Subsidiary is a party or by which any of its properties or assets is bound, (ii) keep each such contract in full force and effect and (iii) enforce such contract in accordance with its terms, except, in each case, to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.9 Compliance with Environmental Laws, Etc. The Borrower shall, and shall cause each of its Subsidiaries to,

(a) (i) comply, with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned, and (ii) use its commercially reasonable efforts to cause all of its tenants, subtenants, contractors, subcontractors and invitees to comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them, except, in each case, to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect;

(b) comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to the Borrower or to any of its Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith, except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect;

(c) promptly notify the Administrative Agent and provide copies upon receipt of any written claims, complaints, notices of violation or information requests of any Governmental Authority related to any actual, alleged or potential material non-compliance with or material liability under applicable Environmental Laws or material Environmental Permits; and

(d) promptly notify the Administrative Agent of any release or discovery of Hazardous Materials at any of its properties that is reasonably likely to require material expenditures to investigate and/or remediate said Hazardous Materials.

Section 5.10 Use of Proceeds.

(a) The proceeds of the Loans shall be used solely (i) to finance a portion of the Base Equity Contribution, (ii) to fund the Reserve Account (after receiving the proceeds of the first borrowing of the Loans hereunder in the account designated for such purpose in the relevant Borrowing Request), (iii) to pay the fees and expenses incurred in connection with the Transactions and (iv) solely with respect to a portion of the Loans made on the Closing Date in an aggregate amount not exceeding U.S.$105,959,883.26, for general corporate purposes; provided, that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

(b) No part of the proceeds of the Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X.

Section 5.11 Governmental Approvals. The Borrower shall, and shall cause each of its Subsidiaries to, promptly obtain, maintain and renew or extend (as appropriate) from time to time at its own expense all such Permits (other than, with respect to Environmental Permits, to the extent provided in Section 5.9(a)) as may be required for (i) the Borrower to comply with its obligations under each Financing Document to which it is a party, and (ii) for the Borrower, or such Subsidiary, to own its properties that are material to its business and conduct its businesses and operations as presently conducted and as proposed to be conducted in all material respects.

Section 5.12 Pari Passu Ranking. The Borrower shall take, or cause to be taken, all actions which may be or become necessary or appropriate to ensure that the obligations of the Borrower under the Financing Documents will continue to constitute its direct and unconditional obligations ranking at least pari passu in right of payment with all other senior unsecured Indebtedness of the Borrower, except for the obligations mandatorily preferred pursuant to Applicable Law.

Section 5.13 Maintenance of Accounts; Preservation of Rights Under the Security Documents.

(a) The Borrower shall maintain the Reserve Account pursuant to the Reserve Account Control Agreement.

(b) The Borrower shall maintain the Collection Account.

(c) The Borrower shall cause the balance on deposit in the Reserve Account to be, on and at all times following the Closing Date, equal to or exceeding the Reserve Account Required Balance.

(d) Not later than two Business Days immediately following the Closing Date, the Borrower shall deliver to the Administrative Agent documentation evidencing the due filing for registration of the Peruvian Mortgage Agreement with the Registro de la Propiedad Inmueble – Oficina Registral Lima.

(e) The Borrower shall deliver to the Administrative Agent documentation evidencing the due registration of the Peruvian Mortgage Agreement with the Registro de la Propiedad Inmueble – Oficina Registral Lima, within the period specified in Section 6.5 of the Peruvian Mortgage Agreement.

(f) Not later than two Business Days immediately following the date of execution of the Peruvian Security Trust Agreement, the Borrower shall deliver to the Administrative Agent documentation evidencing the due filing for registration of the Peruvian Security Trust Agreement with the Registro Mobiliario de Contratos – Oficina Registral Lima.

(g) The Borrower shall deliver to the Administrative Agent documentation evidencing the due registration of the Peruvian Security Trust Agreement with the Registro Mobiliario de Contratos – Oficina Registral Lima, within the period agreed therefor under the Peruvian Security Trust Agreement.

(h) The Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, including reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, in connection with the preparation, negotiation, execution and delivery of the Peruvian Security Trust Agreement.

(i) The Borrower shall from time to time take such actions as may be necessary or advisable in order to preserve the rights of the Administrative Agent and the Lenders under each of the Security Documents. Without limiting the generality of the foregoing, the Borrower shall execute any documents, filing statements, agreements and instruments, and take all further action that may be required under Applicable Law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Financing Documents to which it is a party and in order to grant, preserve, protect and perfect the validity and first priority of the Liens created or intended to be created by the Security Documents.

Section 5.14 Payment of Reference Payments. The Borrower shall, shall cause each of its Subsidiaries to, and shall instruct each Non-Controlled Subsidiary to, take such actions as may be required to cause all amounts payable to the Borrower or any of its Subsidiaries in respect of Reference Payments, to be deposited directly by each such Non-Controlled Subsidiary or such Subsidiary of the Borrower into the Collection Account. In the event that the Borrower, or any of its Subsidiaries receives amounts on account such Reference Payments, the Borrower shall, or shall cause such Subsidiary to, promptly (but in any event no later than on the immediately succeeding Business Day) transfer the amounts so received to the Collection Account.

Section 5.15 Additional Documents. The Borrower shall from time to time take such actions and execute and deliver, or cause to be executed and delivered, any and all such further documents and instruments as may reasonably be requested by the Administrative Agent that are necessary for the compliance by the Borrower with its obligations under this Agreement and the other Financing Documents to which it is a party.

ARTICLE VI

NEGATIVE COVENANTS

Until the Loans and all other amounts outstanding hereunder and under the other Financing Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.1 Liens.

(a) The Borrower shall not incur, assume or permit to exist any Lien on any property or asset, income or revenues (including accounts receivable) or rights in respect of any thereof, whether presently owned or hereafter acquired, other than Permitted Encumbrances; provided, however that anything herein to the contrary notwithstanding, the Borrower shall not, and shall not permit any of its Subsidiaries to, incur, assume or permit to exist any Lien securing Indebtedness on any Capital Stock of Viva GyM.

(b) The Borrower shall not permit Concar or Almonte to incur, assume or permit to exist any Lien on any property or asset, income or revenues (including accounts receivable) or rights in respect of any thereof, whether presently owned or hereafter acquired, other than, solely with respect to Concar, (x) Liens in existence on the date hereof and described in Schedule 6.1(b) and (y) Liens on any property or asset, income or revenues (including accounts receivable) or rights in respect of any thereof, with a Fair Market Value not exceeding, at any time, individually or in the aggregate, together with other property or asset, income or revenues (including accounts receivable) or rights in respect of any thereof subject to Liens permitted by this Section 6.1(b), U.S.$7,000,000.

(c) Notwithstanding the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset, income or revenues (including accounts receivable) or rights in respect of any thereof, whether presently owned or hereafter acquired, of any Person constituting or intended to constitute Collateral, other than the Permitted Encumbrances of the type specified in clauses (x) or, in respect of the Reserve Account, (xiii) of the definition of the term “Permitted Encumbrances.”

Section 6.2 Fundamental Changes.

(a) Mergers; Consolidations; Disposal of Assets; Etc. The Borrower shall not, and shall not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of all or substantially all, the assets of the Borrower or any such Subsidiary, or liquidate, apply to be wound up or dissolve, except that (i) any Subsidiary of the Borrower may merge with and into the Borrower or with another Subsidiary of the Borrower and (ii) any Non-Recourse Subsidiary may make a Disposition of all or substantially all of its assets to any trust, fideicomiso or any other similar arrangement in a transaction constituting a Lien securing Non-Recourse Indebtedness of such Non-Recourse Subsidiary.

(b) Lines of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any lines of business other than the Line of Business.

Section 6.3 Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for transactions on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary, as applicable, as would be obtainable by the Borrower or such Subsidiary, as the case may be, at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

Section 6.4 Accounting Changes; Limitation on Changes in Fiscal Year. The Borrower shall not, and shall not permit any of its Subsidiaries to (a) make any change in accounting treatment and reporting practices except as (i) required or permitted by IFRS, consistently applied, or Applicable Law and, to the extent material, disclosed to the Administrative Agent and (ii) agreed to by its independent public accountants (who shall be of recognized international standing); or (b) change its current fiscal year end to end on a day other than on December 31.

Section 6.5 Limitation on Sale and Leaseback Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction.

Section 6.6 Limitation on Indebtedness.

(a) The Borrower shall not Incur any Indebtedness other than:

(i) Indebtedness under the Financing Documents;

(ii) Guarantees of Indebtedness outstanding as of the Closing Date and listed in Schedule 3.4(d);

(iii) Indebtedness Incurred under the Bridge Loan Letter of Credit or Guarantees of Indebtedness Incurred under the Bridge Loan, in an aggregate amount not to exceed, at any time, U.S.$120,000,000; provided, that if such Indebtedness is secured by a Lien permitted hereunder, the Bridge Loan Letter of Credit shall be in form and substance reasonable satisfactory to the Administrative Agent;

(iv) Indebtedness Incurred under the Contingent Equity Letter of Credit in an aggregate amount not to exceed, at any time, U.S.$145,000,000, if (and only to the extent that) the Borrower does not have any Indebtedness of the type set forth in clause (iii) above; provided, that if such Indebtedness is secured by a Lien permitted hereunder, the Contingent Equity Letter of Credit shall be in form and substance reasonable satisfactory to the Administrative Agent;

(v) Guarantees of Indebtedness of any of its Subsidiaries or any Non-Controlled Subsidiary; provided, that (x) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect on a pro forma basis to the Incurrence of such Indebtedness and (y) after giving effect on a pro forma basis to the Incurrence of such Indebtedness, the aggregate amount of such Indebtedness, together with any other Indebtedness of the Borrower Incurred pursuant this Section 6.6(a)(v) and Sections 6.6(a)(ii) does not exceed, at any time, U.S.$70,000,000 (or the Dollar Equivalent thereof);

(vi) Indebtedness for borrowed money of the Borrower with any of its Subsidiaries; provided that (x) such Indebtedness is expressly subordinated in right of payment to the obligations of the Borrower under any of the Financing Documents, (y) such Indebtedness is unsecured and (z) the Borrower and such Subsidiary shall have executed and delivered such agreements, instruments and other documents, and shall have taken such actions as the Administrative Agent reasonably requests, so that all rights of such Subsidiary under such Indebtedness shall be subject to a first priority fully perfected Lien securing the repayment and other obligations of the Borrower under the Financing Documents; provided, further that clause (z) above shall not apply (1) in respect of Indebtedness for borrowed money of the Borrower with Viva GyM if (and only to the extent that) such Indebtedness is funded by Viva GyM with Almonte Sale Proceeds; or (2) in respect of Indebtedness for borrowed money of the Borrower with any of its Subsidiaries in an amount not exceeding, during any fiscal year of the Borrower, individually or in the aggregate, U.S.$5,000,000 (or the Dollar Equivalent thereof);

(vii) Guarantees of obligations of GyM Ferrovias in respect of the deferred purchase price of property or services, if (and only to the extent that) such Guaranty is permitted under Section 6.8(e); and

(viii) additional Indebtedness of the Borrower for borrowed money provided that (x) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect on a pro forma basis to the Incurrence of such Indebtedness, and (y) the Net Debt Incurrence Proceeds therefrom are applied to prepay the Loans pursuant to Section 2.8(b)(i).

(b) The Borrower shall not permit any of its Subsidiaries (other than Almonte and Concar) to Incur any Indebtedness, unless at the time of Incurrence of any such Indebtedness and after giving effect on a pro forma basis to the Incurrence of such Indebtedness, (x) the Borrower shall be in compliance with Section 6.7 and (y) no Default shall have occurred and be continuing or would occur after giving effect on a pro forma basis to the Incurrence of such Indebtedness.

(c) The Borrower shall not permit Almonte or Concar to Incur any Indebtedness, other than, solely with respect to Concar, (x) Indebtedness of Concar in existence on the date hereof and described in Schedule 6.6(c) and (y) any other Indebtedness of Concar; provided, that with respect to clause (y) only, (1) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect on a pro forma basis to the Incurrence of such Indebtedness and (2) after giving effect on a pro forma basis to the Incurrence of such Indebtedness, the aggregate amount of such Indebtedness, together with any other Indebtedness of Concar permitted pursuant to this Section 6.6(c) does not exceed, at any time, U.S.$7,000,000 (or the Dollar Equivalent thereof).

Section 6.7 Certain Ratios.

(a) The Borrower shall not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio to be less than 3.5:1.00 at any time.

(b) The Borrower shall not permit the Consolidated Leverage Ratio to be more than (i) 4.5:1.00 at any time during the period commencing on the Closing Date and ending on March 31, 2016; (ii) 3.5:1.00 at any time during the period commencing on April 1, 2016 and ending on December 31, 2017; and (iii) 2.5:1.00 at any time thereafter.

(c) The Borrower shall not permit the Debt Service Coverage Ratio to be less than 1.5:1.00 as of the last day of any fiscal quarter of the Borrower falling on or after the first anniversary of the Closing Date.

Section 6.8 Limitation on Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to make any Investment in any Person, except,

(a) Investments in existence on the date hereof and described in Schedule 6.8(a);

(b) Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;

(c) Investments of the Borrower in any Subsidiary of the Borrower (other than any Non-Recourse Subsidiary) and Investments of any Subsidiary of the Borrower in the Borrower or in another Subsidiary of the Borrower (other than any Non-Recourse Subsidiary);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Investments of the Borrower in GyM Ferrovias relating to the Reference Ferrovias Project; provided, that (x) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect on a pro forma basis to the making of such Investments and (y) the aggregate amount of such Investments do not exceed, at any time, individually or in the aggregate, U.S.$70,000,000;

(f) so long as no Default shall have occurred and be continuing at the time of such Investment, Investments of the Borrower or of any Subsidiary of the Borrower in any Non-Recourse Subsidiary or in any Person, made in the ordinary course of business, not exceeding, individually or in the aggregate, U.S.$20,000,000 (or the Dollar Equivalent thereof), during any fiscal year of the Borrower;

(g) Investments in the Concessionaire in the form of (i) the Base Equity Contribution and (ii) to the extent permitted by Sections 6.6(a)(iii) and (iv), the Bridge Loan Letter of Credit or the Contingent Equity Letter of Credit or Guarantees of Indebtedness Incurred under the Bridge Loan; and

(h) to the extent not permitted under clauses (a) through (g) above, Investments by any Subsidiary of the Borrower made in the ordinary course of business and consistent with past practice (1) in consorcios or asociaciones en participación to which such Subsidiary is a party, and (2) in the form of equity contributions to Persons engaged in the construction, development or acquisition of real estate projects, but only to the extent that such Investments are necessary in the reasonable judgment of such Subsidiary for the development and/or completion thereof.

Section 6.9 Limitation on Dispositions.

(a) The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Disposition (directly or indirectly) of any asset or property of the Borrower or such Subsidiary to any Person (other than any Excluded Disposition), except if (i) no Default or Event of Default shall have occurred and be continuing at the time of consummation thereof or would occur as a result of the consummation of such Disposition; (ii) such Disposition is consummated in accordance with Applicable Law and for Fair Market Value; (iii) such Disposition is not of any asset or property that constitutes or is intended to constitute Collateral; and (iv) if applicable, the Loans are prepaid with a portion of the Net Asset Sale Proceeds relating to such Disposition in accordance with Section 2.8(b)(ii).

(b) Notwithstanding the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries to, make any Disposition (directly or indirectly) of any Capital Stock of Viva GyM.

(c) Anything herein to the contrary notwithstanding, the Borrower shall not, and shall not permit any of its Subsidiaries, to make any Disposition (directly or indirectly) of any asset or property that constitutes or is intended to constitute Collateral.

Section 6.10 Limitation on Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) any Subsidiary of the Borrower may declare and pay dividends to the Borrower and any other Person that owns Capital Stock of such Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made, (b) the Borrower and any Subsidiary thereof may declare and pay any dividends with respect to its Capital Stock payable solely in additional shares of its common stock, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (d) subject to the proviso below, the Borrower may declare or pay cash dividends to its stockholders solely out of 40% of net income of the Borrower available for distribution to its shareholders in accordance with IFRS, as reflected in the audited consolidated financial statements of the Borrower for the fiscal year most recently ended actually delivered to the Administrative Agent pursuant to Section 5.1(a); provided, however, that such Restricted Payment will only be permitted to the extent that (x) such Restricted Payment is declared or made, as applicable, in compliance with Applicable Law, and (y) no Default shall have occurred and is continuing or would occur after giving effect on a pro forma basis to the making or declaration, as applicable, of such Restricted Payment.

Section 6.11 Limitation on Restrictions Concerning Distributions by Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, suffer to exist any consensual encumbrance or restriction on the ability of any such Subsidiary (a) to pay, directly or indirectly, dividends or make any other distributions in respect of its Equity Rights or pay any Indebtedness or other obligation owed to the Borrower, (b) to make loans or advances to the Borrower, or (c) to transfer any of its property or assets to the Borrower; provided, that the foregoing shall not apply to customary restrictions and conditions that apply to any Subsidiary of the Borrower, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however that this Section 6.11 shall not prohibit any such encumbrance or restriction imposed by the Financing Documents.

Section 6.12 Optional Payments; Modifications of Certain Documents.

(a) The Borrower shall not (i) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise optionally or voluntarily defease or segregate funds with respect to, any Indebtedness that is junior and subordinate in right of payment to any of the obligations of the Borrower under the Financing Documents to which it is a party, or (ii) amend, modify, waive or otherwise change or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness that is junior and subordinate in right of payment to any of the obligations of the Borrower under the Financing Documents to which it is a party in a manner that is adverse to the Lenders in any material respect.

(b) The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, supplement, terminate or otherwise modify its respective by-laws, articles of association, shareholders agreements or similar constitutive document, without the prior written consent of the Required Lenders, other than any such amendment or supplement that would not adversely affect the interests of the Lenders hereunder in any material respect.

(c) The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, supplement or otherwise modify the Reference Shareholders’ Agreement, without the prior written consent of the Required Lenders, other than any such amendment or supplement that would not adversely affect the interests of the Lenders hereunder in any material respect.

Section 6.13 Sanctions. The Borrower shall not, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary of the Borrower, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Sanctioned Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Lead Arranger, Administrative Agent or otherwise) of Sanctions.

Section 6.14 Anti-Corruption Laws. The Borrower shall not, directly or indirectly, use the proceeds of any Loan for any purpose which would breach any Anti-Corruption Laws.

Section 6.15 Anti-Money Laundering Laws. The Borrower will not (i) directly or indirectly use the proceeds of the Loans, or (ii) lend, contribute or otherwise make available proceeds of the Loans to its Subsidiaries, its Affiliates, any director, officer, employee, or agent of the Borrower, its Subsidiaries or its Affiliates, joint venture partner or other Person, in any manner that would result in a violation of any Anti-Money Laundering Laws by any Person, including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Events of Default. Each of the following events shall be and constitute “Events of Default”:

(a) the Borrower (i) shall fail to pay when due any principal of any Loan, or (ii) shall fail to pay within three or more days any interest on any Loan, any fee or any other amount payable by it hereunder or under any other Financing Document to which it is a party when and as the same shall become due and payable; or

(b) any representation or warranty made or deemed made by the Borrower in or in connection with any Financing Document (or any amendment or modification hereof or thereof or waiver hereunder or thereunder), or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Financing Document (or any amendment or modification hereof or thereof or waiver hereunder or thereunder), shall prove to have been materially incorrect when made or deemed made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 10 days of the earlier of (i) the date on which the Borrower receives a written notice of such misrepresentation from the Administrative Agent or (ii) the Borrower becomes aware of such misrepresentation; or

(c) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any of Sections 5.1, 5.2, 5.3, 5.10, 5.12, 5.13, 5.14, or Article VI or any of the Security Documents; or

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in any Financing Document (other than those specified in clause (a) or (c) of this Section 7.1), and such failure shall continue unremedied for a period of 10 or more days; or

(e) the Borrower shall fail to pay any amount or amounts, which individually or in the aggregate, are equal to or greater than U.S.$10,000,000 (or the Dollar Equivalent thereof) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) under any Indebtedness of the Borrower (other than Indebtedness under this Agreement and the other Financing Documents), and such failure shall continue after the applicable notice and grace period, if any, specified in the corresponding agreements or instruments; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if as a result of such event or condition the holder or holders (or an agent or trustee on its or their behalf) thereof shall have caused or may cause such Indebtedness to become due prior to its scheduled maturity; or

(f) any Subsidiary of the Borrower shall fail to pay any amount or amounts, which individually or in the aggregate, are equal to or greater than U.S.$20,000,000 (or the Dollar Equivalent thereof) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) under any Indebtedness of such Subsidiary, and such failure shall continue after the applicable notice and grace period, if any, specified in the corresponding agreements or instruments; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if as a result of such event or condition the holder or holders (or an agent or trustee on its or their behalf) thereof shall have caused or may cause such Indebtedness to become due prior to its scheduled maturity; or

(g) (i) an involuntary proceeding or other proceeding shall be commenced or an involuntary petition shall be filed, in each case seeking liquidation, reorganization, arrangement, adjustment, an adjudication of bankruptcy, insolvency, judicial management, reorganization, administration or relief of debtors or other similar relief in respect of the Borrower, any of its Subsidiaries, or any of its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including the Bankruptcy Code of the United States, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of their respective assets shall have been entered and, in any such case described in clause (i) or (ii) hereof, such proceeding or petition shall continue undismissed or shall not be stayed for a period of 60 or more days; or

(h) the Borrower, or any of its Subsidiaries, shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, arrangement, adjustment, an adjudication of bankruptcy, insolvency, judicial management, reorganization, administration or relief of debtors or other similar relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including the Bankruptcy Code of the United States, (ii) consent to the institution of any proceeding or petition described in clause (i) above, apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Person, or for a substantial part of its respective assets, (iii) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (iv) make a general assignment for the benefit of creditors; or

(i) the Borrower or any of its Subsidiaries, shall admit in writing its inability, or fail generally, to pay its debts as they become due; or

(j) one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of U.S.$10,000,000 (or the Dollar Equivalent thereof) shall be rendered by one or more courts, administrative tribunals or other bodies against the Borrower, with respect to any single or related series of transactions, incidents or conditions, and such judgment(s) shall not have been paid, vacated or discharged; or

(k) one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of U.S.$20,000,000 (or the Dollar Equivalent thereof) shall be rendered by one or more courts, administrative tribunals or other bodies against any Subsidiary of the Borrower, with respect to any single or related series of transactions, incidents or conditions, and such judgment(s) shall not have been paid, vacated or discharged; or

(l) any Governmental Authority shall take any action to condemn, seize, nationalize or appropriate any substantial portion of the property of the Borrower or any of its Subsidiaries (either with or without payment of compensation), or the Borrower or any of its Subsidiaries shall be prevented from exercising normal control over all or a substantial part of their property (and the same shall continue for ten or more days); or

(m) the validity or enforceability of any Financing Document shall be contested by the Borrower in such a way so as to render any material provision of any of the Financing Documents invalid or unenforceable or to purport or delay the performance or observance by the Borrower of any of its obligations under any of the Financing Documents, or any of the Financing Documents shall for any reason cease to be in full force and effect; or

(n) the Borrower or any of its Subsidiaries which is a party to the Financing Documents, shall deny any further liability or renounce any of its obligations under any Financing Document to which each of them is a party; or

(o) the Administrative Agent shall cease at any time to have a perfected first priority Lien (subject, in respect of the Reserve Account, to Permitted Encumbrances of the type specified in clause (xiii) of the definition of the term “Permitted Encumbrances”) on all or any portion of the Collateral purported to be encumbered, as applicable, pursuant to the Security Documents; or

(p) any Governmental Authority shall, by imposition of moratorium laws, exchange controls, currency convertibility controls, currency transferability controls or otherwise, take any action which has or could reasonably be expected likely to have a Material Adverse Effect and such action shall continue for 45 or more consecutive days; or

(q) the Administrative Agent shall not have received the Peruvian Security Trust Agreement on or prior to February 15, 2016, duly executed and delivered by each of the parties named as a proposed signatory thereto.

Section 7.2 Rights upon an Event of Default. If any Event of Default shall occur, then:

(a) in the case of any Event of Default other than an Event of Default referred to in Sections 7.1(f) or 7.1(g), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent shall, by notice to the Borrower, upon request of the Required Lenders, declare all or any portion of the Commitments terminated and/or the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Commitments shall be terminated and the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b) in the case of any Event of Default referred to in Sections 7.1(f) or 7.1(g), automatically the Commitments shall immediately terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and other obligations of the Borrower accrued hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1 Appointment, Powers and Immunities.

(a) Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Financing Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers and exercise such duties as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Furthermore, each Lender hereby authorizes and appoints the Administrative Agent as an agent to execute, deliver and perform any of the Financing Documents, and any other document or agreement derived, related or ancillary thereto to which the Administrative Agent is a party, as well as any other document, agreement or instrument necessary or convenient for the delivery, perfection, execution and foreclosure of the referred agreements and any other Collateral that may be granted in connection with any of the Financing Documents or any of the Loans. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other party shall have rights as a third-party beneficiary of any of such provisions.

(b) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and any of its Affiliates as if the Person serving as the Administrative Agent were not the Administrative Agent hereunder.

(c) The Administrative Agent shall not have any duties or obligations except those expressly set out herein and in the other Financing Documents. Without limiting the generality of the foregoing:

(i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the Administrative Agent is required to exercise in writing by the Required Lenders; and

(iii) except as expressly set out herein and in the other Financing Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

(d) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and its Related Parties shall be deemed not to have knowledge of any Default, unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set out herein or therein, or (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document. Except for actions expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders, of their indemnification obligations hereunder against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 8.2 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and neither the Administrative Agent nor any of its Related Parties shall incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone or telecopy and believed by it to be made by the proper Person, and neither the Administrative Agent nor any of its Related Parties shall incur any liability for relying thereon. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.3 Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.4 Resignation or Removal of Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders, the Borrower and the Administrative Agent may be removed with due cause at any time by the Required Lenders. The Administrative Agent agrees to continue to perform its duties and obligations hereunder until the earlier of the appointment of a successor thereof and the period ending 50 days following the resignation of the Administrative Agent hereunder. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower (unless a Default shall have occurred and be continuing), to appoint a successor reasonably acceptable to the Borrower, which shall be a Lender or an entity that is an Affiliate of a Lender. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 50 days after the retiring Administrative Agent gives notice of its resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent’s resignation or removal, as the case may be, shall nonetheless become effective and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (b) the Required Lenders (or any Person temporarily appointed by the Required Lenders) shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this Section 8.4. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 8.4). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article VIII and Section 9.3 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Section 8.5 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement and the other Financing Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under the Financing Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other conditions and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other conditions or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.6 Compensation of Administrative Agent. The Borrower shall pay from time to time all fees, costs and expenses of the Administrative Agent required to be paid by the Borrower as previously agreed in writing by the Borrower and the Administrative Agent.

Section 8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 9.3, but without limiting the obligations of the Borrower under Section 9.3) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all losses, liabilities, claims, obligations, damages or expenses (including the fees and disbursements of counsel) incurred by it arising out of or by reason of any investigation in any way relating to or arising out of this Agreement or any other Financing Documents to which the Administrative Agent is a party or the transactions contemplated hereby (including the costs and expenses that the Borrower is obligated to pay under Section 9.3, but excluding, other than additional administrative costs and expenses resulting from a Default or Event of Default, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent that they arise solely from the gross negligence or willful misconduct of the Administrative Agent as determined by a final, nonappealable judgment by a court of competent jurisdiction. In no event shall any Lender be liable to the Administrative Agent for any punitive or consequential damages in connection with any of the Financing Documents. The obligations of the Lenders under this Section 8.7 shall survive the termination of this Agreement, the repayment of the Loans and/or the earlier resignation or removal of the Administrative Agent.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail in portable document format (.pdf) or facsimile, as follows:

if to the Borrower, at:

Graña y Montero S.A.A.

Av. Paseo de la República 4675

Surquillo, Lima

Perú

Attention: Mónica Miloslavich Hart / Dennis Gray Febres

E-mail: mmiloslavich@gym.com.pe / dgray@gym.com.pe

Telephone No. +511 213-6565 ext. 6475 / +511 213-6565 ext. 6597

if to the Administrative Agent, at:

Credit Suisse AG, Cayman Islands Branch

One Madison Avenue

New York, NY 10010

United States

Attn: Agency Manager / Andreas Schenk Caviezel

Tel: +1 (919) 994 6369

Fax: +1 (212) 322 2291

Email: agency.loanops@credit-suisse.com / list.structured-lendinglatam@credit-suisse.com if to a Lender, at its address (or telex or telecopy number) set out in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.2 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such agreement shall:

(i) increase or extend any Commitment of any Lender without its written consent;

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder without the written consent of each Lender affected thereby;

(iii) postpone the scheduled date of payment (whether at stated maturity, upon prepayment or acceleration or otherwise) of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment without the written consent of each Lender affected thereby;

(iv) impose any obligation to the Lenders without the written consent of each Lender;

(v) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders without the written consent of each Lender;

(vi) change the currency in which amounts are payable hereunder without the written consent of each Lender;

(vii) release any of the Collateral from the Liens created pursuant to the Security Documents, except as expressly contemplated by the Financing Documents, without the consent of each Lender;

(viii) change any of the provisions of this Section 9.2 or the definition of the term Required Lenders or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(ix) waive any condition set out in Article IV without the written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by Applicable Law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loan or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 9.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, including reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the Loans and the preparation and administration of this Agreement and the other Financing Documents or any amendments, modifications or waivers of the provisions hereof or thereof requested or agreed to by the Borrower (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all expenses incurred by the Administrative Agent or any Lender, including fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with (x) the enforcement or protection of its rights in connection with this Agreement and the other Financing Documents, including its rights under this Section 9.3, (y) the exercise of its rights under Section 7.2 upon the occurrence of a Default or an Event of Default or (z) any amendment, waiver, workout, restructuring or negotiations in respect of the Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party thereof (each such Person being called an “Indemnitee”) against, and shall hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Financing Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or the consummation of the Transactions, (ii) the Loans and the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence, willful misconduct, intentional illegal acts or fraud of such Indemnitee as determined by nonappealable judgment of a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to indefeasibly pay any amount required to be paid by it to the Administrative Agent under Section 9.3(a) or 9.3(b), each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was actually incurred by or asserted against the Administrative Agent in its capacity as such.

(d) Payments. All amounts due under this Section 9.3 shall be payable promptly after written demand therefor and in no event later than five Business Days from the day of delivery to the Borrower of an invoice or other appropriate statement therefor.

(e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the Transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the Transactions contemplated hereby or thereby other than for damages resulting from the gross negligence, willful misconduct, intentional illegal acts or fraud of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

Section 9.4 Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any Financing Document to which it is a party without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Subject to the foregoing sentence, any Lender may assign to one or more assignees all or a portion of its rights, benefits and obligations under this Agreement and the other Financing Documents (including all or a portion of its Loans at the time owing to it); provided, however, that:

(i) the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$5,000,000 (or such lower amount approved by the Borrower, which approval shall not be unreasonably withheld) and increments of U.S.$1,000,000 in excess thereof (or the aggregate principal amount of the Loans of the assigning Lender); provided that simultaneous assignments by or to two or more Related Parties of such assigning Lender shall be combined for purposes of determining whether the minimum assignment requirement is met; provided, further that no minimum amount shall be needed in respect of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or in case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or Loans at the time owing to it;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement, together with a processing and recordation fee of U.S.$3,500;

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v) any corresponding Promissory Note must also be assigned together with the Lender’s rights and obligations;

(vi) no consent shall be required for any assignment, except that if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required; provided, that the Administrative Agent shall promptly inform the Borrower in writing upon receipt of a request from any Lender in connection with any assignment to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; provided, further that failure by the Administrative Agent to give such notice shall not affect the validity of such assignment; and

(vii) for so long as no Default shall have occurred and be continuing, the Borrower shall not be obligated to pay to any assignee any additional amounts pursuant to Section 2.14 in excess of the maximum amounts that the Borrower would have been obligated to pay to the assigning Lender if the assigning Lender had not assigned such Loan to such assignee, unless the circumstances giving rise to such excess payment result from a Change in Law after the date of such assignment.

Upon acceptance and recording pursuant to Section 9.4(d), from and after the effective date specified in each Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement and the other Financing Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(e). If requested by an assignee Lender, within ten days after its receipt of notice from the Administrative Agent stating that the Administrative Agent has received and accepted the documents referred to in Section 9.4(d), the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant assignee Lender) a new Promissory Note evidencing such assignee Lender’s assigned Loans.

(c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Acceptance Agreement executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(b)(iii), the Administrative Agent shall accept such Assignment and Acceptance Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations. Any Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s Loans; provided, however, that (i) such Lender’s obligations under this Agreement and the other Financing Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Financing Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to this Section 9.4(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.14 to the same extent (and subject to the same limitations and obligations) as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights and benefits under this Agreement and the other Financing Documents to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(g) No Assignments to the Borrower or Affiliates Etc. Anything in this Section 9.4 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

Section 9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loans or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.13, 2.14, 2.15 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 9.6 Integration. This Agreement and the other Financing Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Upon the occurrence of the Closing Date, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.8 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Financing Document held by such Lender or Affiliate, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and its Affiliates under this Section 9.8 are in addition to other rights and remedies (including other rights of set-off) which such Lender or Affiliate may have.

Section 9.9 Governing Law; Jurisdiction; Service of Process; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each of the parties hereto agrees that any suit, action or proceeding with respect to this Agreement, the other Financing Documents to which they are a party or any judgment against the Borrower entered by any court in respect thereof may be brought in the United States District Court for the Southern District of New York, in the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), or in any other appellate court in the State of New York, and each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

(c) Process Agent. The Borrower hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon CT Corporation System, presently located at 111 Eighth Avenue, New York, New York 10011, United States (the “Process Agent”), and the Borrower hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon. If the Process Agent shall cease to serve as agent for the Borrower to receive service of process hereunder, the Borrower shall promptly appoint a successor agent reasonably satisfactory to the Administrative Agent. The Borrower hereby further irrevocably consents to the service of process in any suit, action or proceeding in such courts by the mailing thereof by the Administrative Agent or any Lender by registered or certified mail, postage prepaid, at its address set forth in Section 9.1.

(d) Other Service. Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or any Lender to serve any such writs, process or summonses in any other manner permitted by Applicable Law or to obtain jurisdiction over the Borrower in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.

(e) Waiver of Venue. The Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Financing Document to which the Borrower is a party brought in the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 No Immunity. To the extent that the Borrower may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Financing Document to which it is a party, to claim for itself or its properties, assets or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Financing Document to which it is a party, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

Section 9.12 Special Waiver. To the extent that the Borrower may be entitled to the benefit of any provision of law requiring the Administrative Agent or any Lender in any suit, action or proceeding brought in a court of Peru or other jurisdiction arising out of or in connection with any provision of this Agreement, any other Financing Documents to which the Borrower is a party and the Transactions, to post security for litigation costs or otherwise post a performance bond or guaranty, or to take any similar action, the Borrower hereby irrevocably waives such benefit, in each case, to the fullest extent now or hereafter permitted under the laws of Peru or, as the case may be, such other jurisdiction.

Section 9.13 Judgment Currency. This is an international loan transaction in which payment in New York is of the essence, and the obligations of the Borrower under this Agreement to make payment to (or for account of) the Administrative Agent or a Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Person in New York of the full amount of Dollars payable to such Person under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 9.13 called the “Judgment Currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at the principal office of the Administrative Agent in New York with the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due to the

Administrative Agent or any Lender hereunder or under any other Financing Document (in this Section 9.13 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Judgment Currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York with the amount of the Judgment Currency so adjudged to be due, and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

Section 9.14 Use of English Language. This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including any modifications or supplements hereto) shall be in the English language, or accompanied by a certified English translation thereof. Except in the case of (i) laws or official communications of Peru or (ii) documents filed with any Governmental Authority in Peru, in the case of any document originally issued in a language other than English, the English language version of any such document shall for purposes of this Agreement, and absent manifest error, control the meaning of the matters set out therein.

Section 9.15 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.16 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, or any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Financing Documents, and the Commitments. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided, that in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.17 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by e-mail in portable document format (.pdf) or facsimile (with acknowledgment of receipt) will be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.18 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.19 USA PATRIOT Act. Each Lender (whether a party hereto on the date hereof or hereafter) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act and to provide notice of these requirements, and this notice shall satisfy such notice requirements of the Patriot Act.

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[Signature Page]

Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

GRAÑA Y MONTERO S.A.A., as Borrower

By:	/s/ Claudia Drago Morante
Name: Claudia Drago Morante
Title: Legal and Corporate Affairs Officer

GRAÑA Y MONTERO S.A.A., as Borrower

By:	/s/ Mónica Miloslavich Hart
Name: Mónica Miloslavich Hart
Title: Chief Financial Officer

[Signature Page]

Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Administrative Agent

By:	/s/ Andreas Schenk Caviezel
Name: Andreas Schenk Caviezel
Title: Managing Director

By:	/s/ Alon Lederman
Name: Alon Lederman
Title: Managing Director

[Signature Page]

Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Lender

By:	/s/ Andreas Schenk Caviezel
Name: Andreas Schenk Caviezel
Title: Managing Director

By:	/s/ Alon Lederman
Name: Alon Lederman
Title: Managing Director